Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF April 29, 2022

AMONG

UTSI FINANCE, INC.

and

UTS REALTY, LLC

as Borrower,

THE OTHER LOAN PARTIES SIGNATORY HERETO,

as Loan Parties,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

as Agent and Sole Bookrunner

THE LENDERS
FROM TIME TO TIME PARTY HERETO,

and

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

and

FIRST HORIZON BANK,

as Joint Lead Arrangers

TABLE OF CONTENTS

Page

1.	DEFINITIONS		1
	1.1.	Certain Defined Terms	1
	1.2.	Accounting Terms and Determinations	1
	1.3.	Other Definitional Provisions and References	1
2.	TERM LOAN		2
	2.1.	Term Loan	2
	2.2.	Prepayments	2
	2.3.	Interest and Applicable Margins; Fees; Term Loan Principal Payments	4
	2.4.	[Reserved]	5
	2.5.	Tranche Rate Provisions	5
	2.6.	General Provisions Regarding Payment	8
	2.7.	Loan Account	8
	2.8.	Taxes	9
	2.9.	Capital Adequacy	10
	2.10.	Mitigation Obligations	11
	2.11.	Defaulting Lenders	11
	2.12.	Notes	12
	2.13.	Account Debit	12
3.	REPRESENTATIONS AND WARRANTIES		12
	3.1.	Existence and Power	13
	3.2.	Organization and Authorization; No Contravention	13
	3.3.	Binding Effect	13
	3.4.	Capitalization	13
	3.5.	Financial Information	14
	3.6.	Litigation	14
	3.7.	Ownership of Property	15
	3.8.	No Default	15
	3.9.	Labor Matters	15
	3.10.	Regulated Entities	15
	3.11.	Margin Regulations	15
	3.12.	Compliance With Laws; Anti-Terrorism Laws	15
	3.13.	Taxes	16
	3.14.	Compliance with ERISA	16
	3.15.	Brokers	17

i

	3.16.	Material Contracts	17
	3.17.	Environmental Compliance	17
	3.18.	Intellectual Property	18
	3.19.	[Reserved]	19
	3.20.	Full Disclosure	19
	3.21.	Use of Proceeds	19
	3.22.	Insurance	19
	3.23.	Government Contracts	19
	3.24.	Customer and Trade Relations	19
	3.25.	Solvency	19
	3.26.	[Reserved]	19
	3.27.	Representations and Warranties in Loan Documents	19
4.	AFFIRMATIVE COVENANTS		20
	4.1.	Maintenance of Existence and Conduct of Business	20
	4.2.	Payment of Charges	20
	4.3.	Books and Records	20
	4.4.	Insurance; Damage to or Destruction of Collateral	21
	4.5.	Compliance with Laws	21
	4.6.	[Reserved]	21
	4.7.	Intellectual Property	21
	4.8.	Environmental Matters	22
	4.9.	[Reserved]	22
	4.10.	Interest Rate/Currency Fluctuations Protection	22
	4.11.	Maintenance of Mortgaged Property	22
	4.12.	Inspection of Property and Books and Records; Appraisals	22
	4.13.	Use of Proceeds	23
	4.14.	Further Assurances	23
5.	NEGATIVE COVENANTS		23
	5.1.	Real Estate Dispositions	23
	5.2.	Investments; Loans and Advances	24
	5.3.	Indebtedness	24
	5.4.	Employee Loans and Affiliate Transactions	25
	5.5.	Capital Structure and Business	25
	5.6.	Contingent Obligations	25
	5.7.	Liens	24
	5.8.	Consolidations and Mergers	26
	5.9.	ERISA	26
	5.10.	Hazardous Materials	26

	5.11.	Sale Leasebacks	26
	5.12.	Restricted Payments	26
	5.13.	Change of Corporate Name or Location; Change of Fiscal Year	27
	5.14.	No Restriction on Distributions; No Negative Pledges	27
	5.15.	[Reserved]	27
	5.16.	[Reserved]	27
	5.17.	Margin Stock; Use of Proceeds	27
	5.18.	Sanctions; Use of Proceeds	27
	5.19.	Prepayments of Other Indebtedness; No Amendment of Existing Credit Agreement	28
6.	FINANCIAL COVENANTS		28
	6.1.	Fixed Charge Coverage Ratio	28
	6.2.	Leverage Ratio	28
	6.3.	Financial Covenant Cure Provision	28
	6.4.	Financial Covenants Continue	29
7.	FINANCIAL STATEMENTS AND INFORMATION		29
	7.1.	Reports and Notices	29
	7.2.	Communication with Accountants	29
8.	CONDITIONS PRECEDENT		29
9.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES		31
	9.1.	Events of Default	31
	9.2.	Remedies	32
	9.3.	Application of Proceeds	33
	9.4.	Actions in Concert	34
	9.5.	Waivers by Loan Parties	34
10.	EXPENSES AND INDEMNITY		34
	10.1.	Expenses	34
	10.2.	Indemnity	35
11.	AGENT		36
	11.1.	Appointment and Authorization	36
	11.2.	Agent and Affiliates	36
	11.3.	Action by Agent; Actions through Sub-Agents	36
	11.4.	Consultation with Experts	36
	11.5.	Liability of Agent	36
	11.6.	Indemnification	37
	11.7.	Right to Request and Act on Instructions	37
	11.8.	Credit Decision	38
	11.9.	Collateral Matters	38

	11.10.	Agency for Perfection	38
	11.11.	Notice of Default	38
	11.12.	Successor Agent	39
	11.13.	Disbursements of Term Loan Advances; Payment and Sharing of Payment	39
	11.14.	Withholding Tax	40
	11.15.	Agent May File Proof of Claim	41
	11.16.	Agent in Individual Capacity	41
	11.17.	ERISA Fiduciary Representations and Warranties.	42
	11.18.	Acknowledgments Regarding Erroneous Payments	43
12.	MISCELLANEOUS		43
	12.1.	Survival	43
	12.2.	No Waivers	44
	12.3.	Notices	44
	12.4.	Severability	44
	12.5.	Amendments and Waivers	45
	12.6.	Assignments; Participations; Replacement of Lenders	46
	12.7.	Headings	49
	12.8.	Confidentiality	49
	12.9.	Waiver of Consequential and Other Damages	49
	12.10.	Marshaling; Payments Set Aside	50
	12.11.	GOVERNING LAW; SUBMISSION TO JURISDICTION	50
	12.12.	WAIVER OF JURY TRIAL	50
	12.13.	Publication; Advertisement	51
	12.14.	Counterparts; Integration	51
	12.15.	No Strict Construction	51
	12.16.	USA PATRIOT Act Notification	51
	12.17.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	52
	12.18.	Acknowledgement Regarding Any Supported QFCs	52
	12.19.	Co-Borrower; Guarantor Provisions	53

INDEX OF ANNEXES,
SCHEDULES AND APPENDICES

Annex A	-	Financial Statements and Reporting
Annex B	-	Commitments as of Closing Date

Schedule 3.1	-	Existence and Power
Schedule 3.4	-	Capitalization
Schedule 3.6	-	Litigation
Schedule 3.9	-	Labor Matters
Schedule 3.16	-	Material Contracts
Schedule 3.17	-	Environmental Compliance
Schedule 3.22	-	Insurance
Schedule 3.23	-	Government Contracts
Schedule 5.4	-	Employee Loans and Affiliate Transactions

Appendix A	-	Definitions
Appendix B	-	Mortgaged Properties

v

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of April 29, 2022, among UTSI FINANCE, INC., a Michigan corporation (“UTSI”) and UTS REALTY, LLC, a Michigan limited liability company (“UTSR”) (UTSI and UTSR are jointly and severally referred to as “Borrower”), the other Loan Parties signatory hereto, as Loan Parties, the financial institutions or other entities from time to time parties hereto, each as a Lender, and FIFTH THIRD BANK, NATIONAL ASSOCIATION, as Agent.

RECITALS

WHEREAS, Borrower desires that Lenders extend certain term loan credit facilities to Borrower to provide funds necessary for the purpose of refinancing certain indebtedness of Borrower; and

WHEREAS, Borrower and each Loan Party desires to secure all of the Obligations by granting to Agent, for the benefit of the Secured Parties, a first-priority perfected Lien upon the Mortgaged Properties (as defined below), pursuant to the terms of the Loan Documents;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.	DEFINITIONS

1.1.Certain Defined Terms.  For purposes of the Loan Documents, capitalized terms shall have the meanings as defined in this Agreement (including, as applicable, each Annex to this Agreement and Appendix A to this Agreement).

1.2.Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including determinations made pursuant to the exhibits hereto) shall be made, and all Financial Statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated Financial Statements of Parent and its Subsidiaries delivered to Agent on or prior to the Closing Date.  If at any time any change in GAAP would, in either case, affect the computation of any financial ratio or financial requirement set forth in any Loan Document, and any of Agent, Borrower or Required Lenders shall so request, Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the final approval of Agent and Required Lenders). Until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein. The effect of any changes to GAAP that would require leases which are, or would have been, classified as operating leases under GAAP as it exists on the Closing Date to be classified and accounted for as capital leases under the revised GAAP (including by reason of adoption of FASB Accounting Standards Update 2016-02) shall be disregarded for the purposes of computing any financial ratios and requirements herein.

1.3.Other Definitional Provisions and References.  References in this Agreement to “Sections”, “Annexes”, “Appendices” or “Schedules” shall be to Sections, Annexes, Appendices or Schedules of or to this Agreement unless otherwise specifically provided.  Any term defined herein may be used in the singular or plural.  “Include”, “includes” and “including” shall be deemed to be followed by “without limitation.”  Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person.  The references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively.  References in any Loan Document to the knowledge (or an analogous phrase) of any Loan Party are intended to signify that an officer of such Loan Party has actual knowledge or awareness of a particular fact or circumstance or that such officer of such Loan Party, if such Person had exercised reasonable diligence, would have known or been aware of such fact or circumstance.  Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among parties hereto shall be made in lawful money of the United States and in immediately available funds.  Time is of the essence in Borrower’s and each other Loan Party’s performance under this Agreement and all other Loan Documents.  All amounts used for purposes of financial calculations required to be made herein shall be without duplication.  Except as otherwise specified or limited herein, references to any statute or act shall include all related regulations, rules and orders and all amendments and supplements and any successor or replacement statutes, acts and regulations.  References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States.  References to any agreement, instrument or document (including the Loan Documents and any Organizational Document) shall include all schedules, exhibits, annexes, appendices and other attachments thereto and shall be construed as referring to such agreement, instrument or document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented (subject to any restrictions on such amendments, amendments and restatements, modifications, extensions, restatements, replacements and supplements set forth herein or in any other Loan Document).

2.	TERM LOAN

2.1.Term Loan.  Subject to the other terms and conditions of this Agreement, on the Closing Date, each Term Loan Lender, severally and not jointly, agrees to make a term loan to Borrower in the amounts for each Lender set forth on Annex B and in an aggregate principal amount equal to $165,350,000 (the “Term Loan”); provided that, after giving effect to the making of such Term Loan, the portion of the Term Loan advanced by any Term Loan Lender shall not exceed the Term Loan Commitment of such Term Loan Lender.  No part of the Term Loan made to Borrower may, on the repayment or prepayment thereof, be redrawn or reborrowed. The Term Loan shall be set forth as in Annex B.  For purposes of clarification, on the Closing Date, the Term Loan shall consist exclusively of Tranche Rate Loans.

2.2.Prepayments.

(a)Mandatory Prepayments.

(i)Subject to Section 2.2(d), within 2 Business Days after receipt by any Loan Party or Subsidiary of cash proceeds (including insurance proceeds and proceeds from casualty losses or condemnations) of any sale or disposition of, or any casualty or condemnation event with respect to the Mortgaged Property (other than a voluntary sale or disposition of Mortgaged Property that is subject to Section 2.2(a)(ii)), Borrower shall notify Agent of such Loan Party’s receipt of such cash proceeds and shall prepay the Advances in an amount equal to all such cash proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrower in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, and (C) an appropriate reserve for income taxes in accordance with GAAP in connection therewith (it being understood that to the extent any such reserve is reversed or abandoned, the amount so reversed or abandoned shall constitute cash proceeds payable pursuant to this Section).  Any such prepayment shall be applied in accordance with Section 2.2(c); provided, that so long as (1) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (2) in the case of proceeds from casualty losses or condemnation, Borrower shall have given Agent prior written notice of Borrower’s intention to apply such monies to the cost of repair and restoration of the affected assets, and (3) such Loan Party completes such replacement or construction within 365 days in the case of any involuntary disposition resulting from a casualty loss or condemnation after the initial receipt of such monies, then the Loan Party whose assets were the subject of such disposition shall have the option to apply such proceeds from casualty losses or condemnation, to the cost of repair and restoration of the affected assets, unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, such net cash proceeds not so applied shall be paid to Agent and applied in accordance with Section 2.2(c).

(ii)Subject to Section 2.2(d), within 2 Business Days after receipt by any Loan Party or Subsidiary of cash proceeds of any sale or disposition of Mortgaged Property as permitted by Section 5.1, Borrower shall notify Agent of such Loan Party’s receipt of such cash proceeds and shall prepay the Advances in an amount equal to (x) all such cash proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrower in connection therewith, (B) transfer taxes, and (C) an appropriate reserve for income taxes in accordance with GAAP in connection therewith (it being understood that to the extent any such reserve is reversed or abandoned, the amount so reversed or abandoned shall constitute cash proceeds payable pursuant to this Section (as calculated, the “Mandatory Real Estate Sale Prepayment Amount”)); plus (y) a breakage fee payable to Agent (“Breakage Fee”) in an amount equal to the product of (1) the Mandatory Real Estate Sale Prepayment Amount, multiplied by (2) either (A) 0.75% if such sale occurs prior to the fifth anniversary of the Closing Date, or (B) 0.25% if such sale occurs after the fifth anniversary of the Closing Date.  For purposes of clarification, upon timely payment of the Mandatory Real Estate Sale Prepayment Amount and the applicable Breakage Fee, Borrower shall not be obligated to pay any additional prepayment penalty in connection with such prepayment.  Any such prepayment shall be applied in accordance with Section 2.2(c).

(iii)If any Loan Party incurs Indebtedness not permitted under the terms of this Agreement, no later than the Business Day following the date of receipt of the proceeds thereof, Borrower shall notify Agent of such Loan Party’s receipt of such proceeds and shall prepay the Advances in an amount equal to all such proceeds, net of reasonable costs paid in connection therewith.  Any such prepayment shall be applied in accordance with Section 2.2(c).

(b)Application of Certain Mandatory Prepayments.  So long as no Event of Default or Application Event has occurred and is continuing, any prepayments made by Borrower pursuant to Section 2.2(a) shall be applied to prepay the outstanding principal balance of the Term Loan, to the remaining principal installments thereof in the inverse order of maturity (including the “bullet” payment at maturity with respect thereto).  If any Event of Default has occurred and is continuing, but an Application Event is not in existence, such amounts shall be applied as provided in Section 9.3(b).  If an Application Event has occurred and is continuing, such amounts shall be applied as provided in Section 9.3(b).  All prepayments made pursuant to Section 2.2(b) must be accompanied by payment of any funding breakage costs in accordance with Section 2.5(e).

(c)Application of Prepayments to Tranche Rate Loans. Any prepayment of a Tranche Rate Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 2.5(e).  All prepayments of an Advance of Tranche Rate Loans shall be applied first to that portion of such Advance comprised of Base Rate Loans and then to that portion of such Advance comprised of Tranche Rate Loans, in direct order of Interest Period maturities.

(d)No Implied Consent.  Nothing in this Section 2.2 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not expressly permitted by other provisions of this Agreement or the other Loan Documents or a waiver of any Event of Default arising therefrom.

2.3.Interest and Applicable Margins; Fees; Term Loan Principal Payments.

(a)Subject to Sections 2.3(c) and 2.3(d), each Advance shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the SOFR Rate or the Base Rate, as the case may be, plus the Applicable Margin.  Daily Simple SOFR shall be reset each U.S. Government Securities Day by Agent, and Term SOFR shall be reset on the first day of each Interest Period.  Each determination of an interest rate by Agent shall be conclusive and binding on Borrower and the Lenders in the absence of manifest error.  All computations of Fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. Interest and Fees shall accrue during each period during which interest or such Fees are computed from (and including) the first day thereof to the last day thereof.

(b)All as determined by Agent in accordance with the Loan Documents and Agent’s loan systems and procedures periodically in effect, interest shall be paid in arrears (i) on each Interest Payment Date and (ii) on the date of each payment or prepayment of Advances, Agent may estimate the amount of interest that Borrower will owe on Borrower’s periodic statements and Agent may adjust the amount of interest owed on each subsequent statement provided to Borrower to reflect any differential between the estimated amount of interest shown on Borrower’s preceding statement and the actual amount of interest determined to have been due by Agent on the preceding Interest Payment Date.  Borrower agrees to pay the amount shown due on the Interest Payment Date on each of Borrower’s periodic statements on each Interest Payment Date.

(c)At the election of Agent or the Required Lenders while any Event of Default exists (or automatically while any Event of Default under Section 9.1(a), 9.1(h) or 9.1(i) exists), interest (after as well as before entry of judgment thereon to the extent permitted by Law) on the Advances shall increase, from and after the date of occurrence of such Event of Default, to a rate per annum which is determined by adding 2.0% per annum to the Applicable Margin then in effect for such Advances (plus the applicable SOFR Rate or the Base Rate, as the case may be) (the “Default Rate”).  All such interest shall be payable on demand of Agent or the Required Lenders.

(d)Anything herein to the contrary notwithstanding, the obligations of Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any Law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event Borrower shall pay such Lender interest at the highest rate permitted by applicable Law (“Maximum Lawful Rate”) for such period; provided, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

(e)Fees.

(i)Agent’s and Lender’s Fees.  Borrower agrees to pay to Agent, for its own account and for the account of the Lenders, as applicable, Fees payable in the amounts and at the times as set forth in the Fee Letter.

(ii)NSF Fees. In addition to, and without limiting, any other provision of this Agreement or the other Loan Documents, Agent may impose a non-sufficient funds fee for any check that is presented for payment that is returned for any reason.

(f)Borrower hereby promises to pay to Agent, on each Principal Payment Date prior to noon New York, NY time until the Term Loan has been paid in full, the unpaid principal balance of the Term Loan in monthly installments equal to $1,377,916.67 plus interest at the Tranche Rate; provided that the first installment of principal of the Term Loan shall be prorated to the extent the first Principal Payment Date occurs within less than a month from the Closing Date; provided further that the last installment of principal and accrued interest of the Term Loan shall be due and payable on the Termination Date (if not earlier paid) and shall be in an amount sufficient to pay in full the entire unpaid principal amount of the Term Loan. Borrower may from time to time optionally prepay the principal balance of the Term Loan; provided that (i) Borrower shall provide at least one Business Day advance written notice by noon New York, NY time to Agent of such prepayment and (ii) each voluntary prepayment of the Term Loan shall be in a minimum principal amount of $500,000 and in integral multiples of $500,000 (or such lesser amount as may be agreed by Agent).  Any voluntary prepayment of the Term Loan will be applied to the last to mature of the payments required under this Agreement.

(g)[Reserved]

2.4.[Reserved].

2.5.Tranche Rate Provisions.

(a)Tranche Rate Election.  The Advances made hereunder on the Closing Date shall be Tranche Rate Loans.  Notwithstanding the foregoing, the effectiveness and the date of any conversions of Tranche Rate Loans to Daily Simple SOFR Loans (or, if applicable, from Daily Simple SOFR Loans to Tranche Rate Loans) shall be determined by Agent, in each case consistent with the provisions of this Agreement.

(b)Temporary Replacement of the Tranche Rate and Tenor Replacement. In the event, prior to commencement of any Interest Period relating to a Tranche Rate Loan, Agent shall determine or be notified by Required Lenders that no Successor Rate has been determined in accordance with Section 2.5(c) and either: (i) the Tranche Rate is unavailable, unrepresentative, or unreliable,  (ii) the Tranche Rate as determined by Agent will not adequately and fairly reflect the cost to Lenders of funding their Tranche Rate Loans for such Interest Period, or (iii) the making or funding of Tranche Rate Loans has become impracticable; then, in any such case, Agent shall promptly provide notice of such determination to Borrower and Lenders (which shall be conclusive and binding on all parties hereto absent manifest error), and (A) any request for a Tranche Rate Loan or for a conversion to or continuation of a Tranche Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan, (B) each Tranche Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (C) the obligations of Lenders to make Tranche Rate Loans shall be suspended until Agent or Required Lenders determine that the circumstances giving rise to such suspension no longer exist, in which event Agent shall so notify Borrower and Lenders.  If a Successor Rate has been determined in accordance with Section 2.5(c) and Agent determines, or Required Lenders provide notice, that any of the circumstances described in clauses (i)-(iii) of this paragraph has occurred, then clauses (A)-(C) of this paragraph shall apply as if each reference to Tranche Rate therein were a reference to the Successor Rate.

At any time (including in connection with the implementation of a Successor Rate), the Agent may remove any tenor of a Tranche Rate that is unavailable, non-representative, or not in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, in the Agent’s sole discretion, for Tranche Rate settings; provided however that the Agent may reinstate such previously removed tenor for Tranche Rate settings, if the Agent determines in its sole discretion that such tenor has become available and representative again.

(c)Tranche Rate Replacement.

(i)Notwithstanding anything to the contrary herein or in any other Loan Document (and any Rate Contract shall be deemed not to be a “Loan Document” for purposes of this Section 2.5(c)), but without limiting Section 2.5(b) above, if the Agent determines (which determination shall be conclusive and binding on all parties hereto absent manifest error) that any of the circumstances described in Section 2.5(b)(i)-(iii) has occurred and is unlikely to be temporary or the administrator of the Tranche Rate or a Governmental Authority having or purporting to have jurisdiction over the Agent or such administrator has made a public statement identifying a specific date (the “Scheduled Unavailability Date”) after which the Tranche Rate will no longer be representative or made available or used for determining the interest rate of loans or otherwise cease or will no longer be in compliance or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Benchmarks, and there is no successor administrator satisfactory to the Agent, then on a date and time determined by the Agent (the “Tranche Rate Replacement Date”), but no later than the Scheduled Unavailability Date, the Tranche Rate will be replaced hereunder and under any other Loan Document with Daily Simple SOFR.

(ii)If the Successor Rate is based on Daily Simple SOFR, interest shall be due and payable in arrears on the first Business Day of each month.

(iii)Notwithstanding anything to the contrary herein, if the Agent determines that Daily Simple SOFR is not available and administratively feasible prior to the Tranche Rate Replacement Date, or if any of the circumstances described in the initial paragraph of this Section 2.5(c) with regard to the Tranche Rate has occurred with respect to a Successor Rate then in effect, the Agent and Borrower may amend this Agreement solely for the purpose of replacing the Tranche Rate or any then current Successor Rate in accordance with this Section 2.5(c) with another alternative benchmark rate and a Spread Adjustment, giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities and any recommendations of a relevant Governmental Authority, and which Spread Adjustment or method for calculating such Spread Adjustment shall be published on an information service as selected by the Agent from time to time in its reasonable discretion.  Any such alternative benchmark rate and Spread Adjustment shall constitute a Successor Rate hereunder.  Any such amendment shall become effective on the date set forth in a written notice provided by the Agent to the Borrower and Lenders (such date to be five or more Business Days after the date of such notice) unless the Required Lenders have provided written notice of their objection to such amendment on or before the fifth Business Day after the Agent provides such notice.

(iv)The Agent will promptly (in one or more notices) notify the Borrower and Lenders of the implementation of any Successor Rate.  Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Agent.

(v)In connection with the implementation and administration of a Successor Rate (including, without limitation, pursuant to Section 2.5(c)(viii) below), the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that the Agent shall provide notice of such Conforming Changes to the Borrower and Lenders reasonably promptly after such amendment becomes effective.

(vi)Notwithstanding anything to the contrary herein, if the Successor Rate would be less than the Floor, the Successor Rate will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents, provided that, at any time during which a Rate Contract with a Lender is then in effect with respect to all or a portion of the Obligations, the Floor shall be disregarded and no longer of any force and effect with respect to such portion of the Obligations subject to such Rate Contract.  Further, if the interest rate to be replaced is rounded upwards to the next 1/8th of 1% under the terms of this Agreement or any Loan Document, the Successor Rate shall also be rounded up to the next 1/8th; provided further that this provision governing rounding shall not apply if the Borrower has a Rate Contract in effect with respect to all or part of an Advance.

(vii)The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, or any other matter related to the Tranche Rate or any Successor Rate, including the selection of such rate, any related Spread Adjustment, or any Conforming Changes, or whether the composition or characteristics of any Successor Rate and Spread Adjustment or Conforming Changes will be similar to, or produce the same value or economic equivalence of, the initial Tranche Rate.

(viii)Notwithstanding anything to the contrary contained herein, if, after the Closing Date, the Borrower enters into a Rate Contract with respect to all or part of an Advance and the floating interest rate under the Rate Contract is Daily Simple SOFR, such portion of such Advance so subject (as required by Agent) shall, convert from a Tranche Rate Loan to a Daily Simple SOFR Loan, without consent of any other party hereto; provided further that, if subsequent thereto, the Agent and Borrower amend such Rate Contract to include, or terminate such Rate Contract and enter into a new Rate Contract with, a floating interest rate thereunder of Term SOFR, then the Agent and Borrower may further agree to replace Daily Simple SOFR hereunder with a Tranche Rate Loan hereunder without consent of any other party hereto; and, in either such event, (A) Daily Simple SOFR or Term SOFR, as applicable, shall be a Successor Rate hereunder, and (B) the Agent shall provide written notice thereof to the Lenders.  Without limiting the right of Agent to make any other Conforming Changes, if the Tranche Rate is replaced with Daily Simple SOFR as provided hereunder, Daily Simple SOFR shall be reset each U.S. Government Securities Business Day by Agent.

(d)Illegality.  Notwithstanding any other provisions hereof, if any Law shall make it unlawful for any Lender to make, fund or maintain Tranche Rate Loans, such Lender shall promptly give notice of such circumstances to Agent, Borrower and the other Lenders.  In such an event, (i) the commitment of such Lender to make Tranche Rate Loans, continue Tranche Rate Loans as Tranche Rate Loans or convert Base Rate Loans to Tranche Rate Loans shall be immediately suspended and (ii) such Lender’s outstanding Tranche Rate Loans shall be converted automatically to Base Rate Loans on the last day of the Interest Period thereof or at such earlier time as may be required by Law (or with respect to Daily Simple SOFR Loans, as required by Agent).

(e)Tranche Rate Breakage Fee.  Upon any payment of a Tranche Rate Loan on any day that is not the last day of the Interest Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrower shall promptly pay each Lender an amount equal to the amount of any losses, expenses and liabilities (including any loss (including interest paid) in connection with the re-employment of such funds) that such Lender sustains as a result of such default or such payment, to the extent described in the applicable Rate Contract.

(f)Increased Costs.  If, after the Closing Date, any Change in Law:  (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, or any successor thereto, but excluding any reserve included in the determination of the Tranche Rate pursuant to the provisions of this Agreement), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by any Lender, or (ii) shall impose on any Lender any other condition affecting its Tranche Rate Loans, any of its notes issued pursuant hereto (if any) or its obligation to make Tranche Rate Loans; and the result of anything described in these clauses (i) and (ii) is to increase the cost to (or to impose a cost on) such Lender of making or maintaining any Tranche Rate Loan, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under any of its notes issued pursuant hereto (if any) with respect thereto, then upon demand by such Lender, Borrower shall promptly pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is one hundred eighty (180) days prior to the date on which such Lender first made demand therefor (except that, if the occurrence giving rise to such increased cost or reduction is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).  Borrower shall not be required to compensate any Lender if (i) a claim arises solely through circumstances particular to such Lender and which do not affect commercial banks in its jurisdiction of organization generally, (ii) the claim arises out of voluntary relocation by such Lender of its applicable lending office, or (iii) such Lender is not seeking similar compensation for such costs to which it is entitled from its borrowers generally and commercial loans of similar size.

(g)Tranche Rate Conforming Changes.  In connection with the use or administration of the Tranche Rate, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.  The Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of the Tranche Rate.

2.6.General Provisions Regarding Payment.  Borrower shall make each payment under this Agreement not later than noon (New York, NY time) on the day when due in immediately available funds in Dollars to Agent, at an account designated by Agent.  For purposes of computing interest and Fees and determining Borrowing Availability as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in Agent’s account prior to noon New York, NY time.  Payments received in the Agent’s account after noon New York, NY time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day so long as such funds are available funds.

2.7.Loan Account.  Agent shall maintain a loan account (the “Loan Account”) on its books in accordance with the Register to record all Advances, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Advances or any other Obligations.  All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time.  The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided, that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay the Obligations.  Agent shall render to Borrower a monthly accounting of transactions with respect to the Advances setting forth the balance of the Loan Account for the immediately preceding month.  Each and every such accounting shall be presumptive evidence of all matters reflected therein absent manifest error.

2.8.Taxes.

(a)Gross-up for Taxes.  All payments of principal and interest on the Advances and all other amounts payable hereunder or any other Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Law.  If any withholding or deduction from any payment to be made by any Loan Party hereunder or under any other Loan Document is required in respect of any Taxes pursuant to any applicable Law, then the applicable Loan Party will (i) pay directly to the relevant authority the full amount required to be so withheld or deducted, (ii) promptly forward to Agent and any applicable Lender an official receipt or other documentation satisfactory to Agent or such Lender evidencing such payment to such authority, and (iii) if the Tax is an Indemnified Tax, pay to Agent for the account of Agent and each applicable Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by Agent and each Lender will equal the full amount Agent and such Lender would have received had no such withholding or deduction been required. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes except for Excluded Taxes.  If any Indemnified Taxes are directly asserted against Agent or any Lender (or any of its Affiliates) with respect to a payment received hereunder or any other Loan Document or with respect to, or arising from, the obligations of the Loan Parties under any Loan Document, the Loan Parties shall jointly and severally indemnify Agent or such Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Taxes (excluding Excluded Taxes) imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Agent or such Lender and any reasonable, out-of-pocket, and invoiced expenses arising therefrom or with respect thereto (including reasonable, out-of-pocket, and invoiced attorneys’ or tax advisor fees and expenses), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive and binding absent manifest error.

(b)Interest and Penalties.  If Borrower or any other applicable Loan Party fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Agent, for the account of Agent and the respective Lenders, the required receipts or other required documentary evidence, Borrower and the other Loan Parties shall jointly and severally indemnify Agent and Lenders for any incremental Taxes, interest or penalties and reasonable, out-of-pocket, and documented costs and expenses (including attorneys’ and tax advisor fees and expenses) that may become payable by Agent or any Lender (or any of its Affiliates) as a result of any such failure.

(c)Withholding Documentation.  Each Lender that is organized under the Laws of a jurisdiction other than the United States and is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 12.6(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall execute and deliver to each of Borrower and Agent (as Borrower or Agent may reasonably request) one or more United States Internal Revenue Service Forms W-8ECI, W-8BEN, W-8BEN-E, or W-8IMY (with applicable attachment), as applicable, and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by Agent certifying as to such Lender’s entitlement to an exemption from, or reduction of, withholding or deduction of U.S. federal withholding Taxes.  Each Lender that is a U.S. Person on the Closing Date or purports to become an assignee of an interest pursuant to Section 12.6(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall execute and deliver to each of Borrower and Agent (as Borrower or Agent may reasonably request) one or more United States Internal Revenue Service Form W-9.  In addition, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

(d)Treatment of Certain Refunds.  If any Lender or Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.8 (including by the payment of additional amounts pursuant to this Section 2.8(d)), it shall, so long as no Event of Default is occurring, pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender, Agent or their respective Affiliates and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  The Loan Parties, upon the request of such indemnified party, shall repay to such Lender or Agent the amount paid over pursuant to this Section 2.8(d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender, Agent or their respective Affiliates is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.8(d), in no event will any Lender or Agent be required to pay any amount to a Loan Party pursuant to this Section 2.8(d) the payment of which would place such Person (or its Affiliates) in a less favorable net after-Tax position than such Person (or its Affiliates) would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 2.8(d) shall not be construed to require any Lender, Agent, or their Affiliates to make available its respective Tax returns (or any other information relating to its Taxes that it deems confidential) to a Loan Party or any other Person.

(e)Usage of Terms. For the purposes of this Section 2.8 and the definitions of Excluded Tax, Indemnified Tax, Taxes, and Other Taxes used therein, “Lender” means any Lender, and, subject to Section 12.6(b), any Participant.

2.9.Capital Adequacy.  If any Lender or any Person controlling such Lender shall reasonably determine that any Change in Law has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such controlling Person could have achieved but for such Change in Law, then from time to time, upon demand by such Lender, Borrower shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is nine (9) months prior to the date on which such Lender first made demand therefor (except that, if the occurrence giving rise to such increased cost or reduction is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

2.10.Mitigation Obligations.  If any Lender requests compensation under either Section 2.5(f) or Section 2.9, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8, then, upon the written request of Borrower, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder (subject to the provisions of Section 12.6) to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or materially reduce amounts payable pursuant to any such Section, as the case may be, in the future, (b) would not subject such Lender to any unreimbursed cost or expense, and (c) would not otherwise be disadvantageous to such Lender (as determined in its sole discretion).  Without limitation of the provisions of Section 10.1, Borrower hereby agrees to pay all reasonable, out-of-pocket, and invoiced costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.11.Defaulting Lenders.

(a)Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 12.5(d).

(ii)Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 of this Agreement or otherwise) or received by Agent from a Defaulting Lender pursuant to a right of setoff available with respect to such Defaulting Lender shall be applied at such time or times as may be determined by Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder; second, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; third, to the payment of any amounts owing to the Lenders, as a result of any judgment of a court of competent jurisdiction obtained by any Lender, against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the conditions set forth in Section 8 were satisfied or waived, such payment shall be applied solely to pay the Advances of, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (iv) below.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Fees.  No Defaulting Lender shall be entitled to receive any Fee for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such Fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)Defaulting Lender Cure.  If Borrower and Agent agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Advances to be held pro rata by the Lenders, whereupon, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.12.Notes.  Any Lender may request that Advances made by it be evidenced by a promissory note (a “Note”).  In such event, Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by Agent.  Thereafter, subject to Section 2.7, the Advances evidenced by such Notes and interest thereon shall at all times (including after assignment pursuant to Section 12.6) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if any such Note is a registered note, to such payee and its registered assigns).

2.13.Account Debit.  Borrower hereby irrevocably authorizes the Agent to charge any of the Borrower’s deposit accounts maintained with the Agent for the amounts from time to time necessary to pay any then due Obligations; provided that Borrower acknowledges and agrees that the Agent shall not be under an obligation to do so and the Agent shall not incur any liability to Borrower or any other Person for the Agent’s failure to do so. In the event the Agent debits the Borrower’s accounts by an amount in excess of the fees or charges properly due on a day, then forthwith upon the error being discovered, the Agent shall reimburse Borrower such excess amount.

3.	REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Advances, the Loan Parties executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender as of the Closing Date, and as of any other date such representations and warranties are deemed made pursuant to the terms of the other Loan Documents, each and all of which shall survive the execution and delivery of this Agreement.

3.1.Existence and Power.  Each Loan Party and each Subsidiary of such Loan Party is, as of the Closing Date, an entity as specified on Schedule 3.1, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation, has the same legal name as it appears in the Organizational Documents of such Loan Party or Subsidiary and an organizational identification number (if any), in each case as specified (as of the Closing Date) on Schedule 3.1, and has all powers and all governmental licenses, authorizations, registrations, permits, consents and approvals required under all applicable Laws and required in order to carry on its business as now conducted (collectively, “Permits”, except where the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect).  Each Loan Party and each Subsidiary of such Loan Party is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.1, as of the Closing Date, no Loan Party or any Subsidiary of a Loan Party has in the five (5) year period preceding the Closing Date, had any name other than its current name, or been incorporated or organized under the Laws of any jurisdiction other than its current jurisdiction of incorporation or organization. No Loan Party or any Subsidiary of a Loan Party is an EEA Financial Institution.

3.2.Organization and Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (a) are within its powers, (b) have been duly authorized by all necessary action pursuant to its Organizational Documents and applicable Law, (c) require no further action by or in respect of, or filing or registration with, or notice to or authorization or approval of, any Governmental Authority, and will not result in creating or imposition of any Lien on any asset of any Loan Party (except Liens created pursuant to the Loan Documents), and (d) do not violate, conflict with or cause a breach or a default under (i) any Law, (ii) any of the Organizational Documents of any Loan Party or (iii) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not, with respect to each of clauses (i) and (iii), reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.3.Binding Effect.  Each of the Loan Documents to which any Loan Party is a party constitutes a valid and binding agreement or instrument of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar Laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

3.4.Capitalization.  The issued and outstanding Stock of each Loan Party and each Subsidiary of each Loan Party as of the Closing Date is as set forth on Schedule 3.4.  All issued and outstanding Stock of each Loan Party and each Subsidiary of each Loan Party is duly authorized and validly issued (and, in the case of each Loan Party that is a corporation, fully paid and non-assessable).  The identity of the holders of the Stock of each Loan Party and each Subsidiary of such Loan Party and the percentage of their actual and fully diluted ownership of the Stock of each Loan Party and each Subsidiary of such Loan Party, in each case as of the Closing Date, is set forth on Schedule 3.4.  No shares of the Stock of any Loan Party or any Subsidiary of such Loan Party, other than those described above, are issued and outstanding as of the Closing Date.  There are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party or any Subsidiary of any Stock of any such Person.

3.5.Financial Information.

(a)Audited Statements.  The consolidated balance sheet of Parent and its Subsidiaries and the related consolidated statements of operations, stockholders’ or, as applicable, members’ equity and cash flows for the Fiscal Year then ended, in each case reported on by an independent certified public accounting firm of national standing selected by Parent’s audit committee, copies of which have been delivered to Agent from time to time pursuant to the terms of this Agreement, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of the Parent and its Subsidiaries as of such date and their consolidated results of operations, changes in stockholders’ or, as applicable, members’ equity and cash flows for such period.

(b)Unaudited Statements.  The unaudited consolidated balance sheet of the Parent and its Subsidiaries and the related unaudited consolidated statements of operations and cash flows for the applicable period then ended, copies of which have been delivered to Agent from time to time pursuant to the terms of this Agreement, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of the Parent and its Subsidiaries as of such date and their consolidated results of operations and cash flows for the fiscal quarter then ended (subject to normal year-end adjustments and the absence of footnote disclosures).

(c)No Material Adverse Effect.  Since December 31, 2021, there has been no Material Adverse Effect.

3.6.Litigation.  Except as set forth on Schedule 3.6, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Loan Party, threatened, at law, in equity, in arbitration or before any Governmental Authority, against any Loan Party, any Subsidiary of a Loan Party, or any of their respective properties which individually or in the aggregate:

(a)purport to affect or pertain to this Agreement, any other Loan Document, or any of the transactions contemplated hereby or thereby;

(b)would reasonably be expected to result, in either individually or in the aggregate as to all Loan Parties, a Material Adverse Effect; or

(c)seek an injunction or other equitable relief which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.  As of the Closing Date, no Loan Party or any Subsidiary of a Loan Party is the subject of an audit (excluding any audit conducted by the IRS and other taxing authorities that would not reasonably be expected to result in a Material Adverse Effect) or, to each Loan Party’s knowledge, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities that would not reasonably be expected to have a Material Adverse Effect) concerning the material violation or possible material violation of any Requirement of Law.  Borrower shall, within a reasonable period of time following knowledge of any changed circumstance or event which causes any of the representations herein to be inaccurate or untrue, disclose the same to Agent.

3.7.Ownership of Property.  Each Loan Party and each Subsidiary of each Loan Party is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all properties and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person, except as may have been disposed of in the Ordinary Course of Business or otherwise in compliance with the terms hereof.

3.8.No Default.  No Default or Event of Default has occurred and is continuing.  No Loan Party or any Subsidiary is in breach or default, nor has any Loan Party received any notice stating a breach or default is reasonably likely to exist, under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default or threatened breach of default could reasonably be expected to have a Material Adverse Effect.

3.9.Labor Matters.  As of the Closing Date, except as set forth on Schedule 3.9 or as not reasonably expected to have a Material Adverse Effect, there are no strikes or other labor disputes pending or, to any Loan Party’s knowledge, threatened against any Loan Party or any Subsidiary.  The consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

3.10.Regulated Entities.  No Loan Party or any Subsidiary of a Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.

3.11.Margin Regulations.  None of the proceeds from the Advances have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which could reasonably be expected to cause any of the Advances to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

3.12.Compliance With Laws; Anti-Terrorism Laws.

(a)Laws Generally.  Each Loan Party and each Subsidiary of such Loan Party is in compliance in all material respects with the requirements of all applicable Laws, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.

(b)Foreign Assets Control Regulations and Anti-Money Laundering.  Each Loan Party, each Subsidiary of such Loan Party, their respective directors, officers and employees and, to the best knowledge of each of them, their agents, is in compliance in all material respects with all applicable sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, or other relevant sanctions authority, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it (collectively, “Sanctions”).  No Loan Party and no Subsidiary or Affiliate of a Loan Party, including, to their knowledge, any director, officer, employee or agent, is an individual or an entity that is (i) a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal or otherwise engage in business transactions, (ii) a Person who is otherwise the target of Sanctions such that a Person cannot deal or otherwise engage in business transactions with such Person, or (iii) is controlled by (including by virtue of such person being a director (or manager) or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of Sanctions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under Law.

(c)USA Patriot Act.  The Loan Parties, each Subsidiary of the Loan Parties, and each of their Affiliates are in compliance, in all material respects, with the Trading with the Enemy Act, and each of the foreign assets control regulations of the U.S. Treasury Department and any other enabling legislation or executive order relating thereto, the USA Patriot Act, and any other federal or state Laws relating to “know your customer” and anti-money laundering rules and regulations.  No part of the proceeds of any Advance will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

(d)None of the funds of any Loan Party that are used to repay any obligation under this Agreement shall constitute property of, or shall be beneficially owned directly or indirectly by, any Person that is the subject of Sanctions.

3.13.Taxes.  All federal, state and all other material Tax returns, reports and statements required to be filed by or on behalf of each Loan Party and Subsidiary of the Loan Parties have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof owing by a Loan Party or a Subsidiary have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof.  Each of the Loan Parties is solely a resident for tax purposes of the United States and has no office, branch or permanent establishment outside of the United States.

3.14.Compliance with ERISA.

(a)ERISA Plans.  Each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy the requirements of, applicable Law including ERISA and the IRC in all material respects.  Each ERISA Plan which is intended to be qualified under Section 401(a) of the IRC is so qualified, and the IRS has issued a favorable determination or opinion letter with respect to each such ERISA Plan which may be relied on currently.  No Loan Party or any Subsidiary of a Loan Party has incurred liability for any material excise tax under any of Sections 4971 through 5000A of the IRC.

(b)Pension Plans and Multiemployer Plans.  During the thirty-six (36) month period prior to the Closing Date, (i) no steps have been taken to terminate any Pension Plan that could reasonably be expected to result in a material payment liability to any Loan Party or any Subsidiary of a Loan Party and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under ERISA or the IRC.  No condition exists or event or transaction has occurred with respect to any ERISA Plan or Multiemployer Plan which could reasonably be expected to result in the incurrence by any Loan Party or any Subsidiary of a Loan Party of any material liability, fine, Tax or penalty.  No Loan Party or any Subsidiary of a Loan Party has incurred liability to the PBGC (other than for current premiums) with respect to any Pension Plan or Multiemployer Plan.  Except as could not reasonably be expected to result in a material payment liability to any Loan Party or any Subsidiary of a Loan Party, all contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Loan Party, any Subsidiary of a Loan Party, or any ERISA Affiliate under the terms of the plan or of any collective bargaining agreement or by applicable Law.  No Loan Party, Subsidiary of a Loan Party, or any ERISA Affiliate has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan.  No Loan Party, Subsidiary of a Loan Party, or any ERISA Affiliate has received any notice with respect to any Multiemployer Plan, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise Tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the IRC, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

(c)ERISA Compliance.  No Loan Party is as of the Closing Date or could reasonably be expected to become on or after the Closing Date (a) an employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA, (b) a plan or account subject to Section 4975 of the IRC, (c) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the IRC, as determined pursuant to Section 3(42) of ERISA, or (d) a “governmental plan” within the meaning of Section 3(32) of ERISA.

3.15.Brokers.  Except for fees contractually incurred by a Loan Party or Affiliate of a Loan Party and payable in full on or prior to the Closing Date, no Loan Party or Affiliate of a Loan Party has any obligation to any broker, finder or other intermediary in respect of any finder’s or brokerage fees in connection with any Loan Document.

3.16.Material Contracts.  Except for the Organizational Documents of the Loan Parties and as otherwise disclosed on Schedule 3.16 (collectively, the “Material Contracts”), as of the Closing Date there are no (a) employment agreements covering the management of any Loan Party, (b) collective bargaining agreements covering any employees of any Loan Party, (c) agreements for managerial, consulting or similar services to which any Loan Party is a party, (d) agreements regarding any Loan Party, its assets or operations or any investment therein to which any of its equity holders is a party or by which it is bound, (e) real estate leases, Intellectual Property licenses, or other lease or license agreements to which any Loan Party or any Subsidiary of a Loan Party is a party, either as lessor or lessee, or as licensor or licensee, or (f) any other agreements or instruments to which any Loan Party is a party; that, as to subparts (a) through (f) above, if violated, breached, or terminated for any reason, could reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination in favor of any party (other than any Loan Party) to any Material Contract.

3.17.Environmental Compliance.

(a)Hazardous Materials.  Except in each case as set forth on Schedule 3.17, (i) no Hazardous Materials are located on any properties now or previously owned, leased or operated by any Loan Party or any Subsidiary of a Loan Party or have been released into the environment, or deposited, discharged, placed or disposed of at, on, under or near any of such properties in a manner that would require the taking of any action under any Environmental Law and have given rise to, or could reasonably be expected to give rise to, remediation costs and expenses on the part of the Loan Parties in excess of

$1,000,000; (ii) no portion of any such property is being used, or has been used at any previous time, for the disposal, storage, treatment, processing or other handling of Hazardous Materials in violation of any Environmental Law nor is any such property affected by any Hazardous Materials Contamination; and (iii) all oral or written notifications of a release of Hazardous Materials required to be filed by or on behalf of any Loan Party or any Subsidiary under any applicable Environmental Law have been filed or are in the process of being timely filed by or on behalf of the applicable Loan Party or Subsidiary.

(b)Notices Regarding Environmental Compliance.  Except in each case as set forth on Schedule 3.17, no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, and no penalty has been assessed and no investigation or review is pending, or to any Loan Party’s knowledge, threatened by any Governmental Authority or other Person with respect to, in any such case, any (i) alleged violation by any Loan Party or any Subsidiary of a Loan Party of any Environmental Law, (ii) alleged failure by any Loan Party or any Subsidiary of a Loan Party to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) release of Hazardous Materials.

(c)Properties Requiring Remediation.  Except in each case as set forth on Schedule 3.17, no property now owned or leased by any Loan Party or any Subsidiary of a Loan Party and, to the knowledge of each Loan Party, no such property previously owned or leased by any Loan Party, to or any Subsidiary of a Loan Party which any such Person has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to any Loan Party’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or, to the knowledge of any Loan Party, other investigations which may lead to claims against any Loan Party or any Subsidiary for clean-up costs, remedial work, damage to natural resources or personal injury claims, including claims under CERCLA.

(d)Underground Storage Tanks.  To the knowledge of the Loan Parties, except in each case as set forth on Schedule 3.17, there are no underground storage tanks located on any property owned or leased by any Loan Party or any Subsidiary of a Loan Party that are not properly registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Materials.

(e)Environmental Liens.  Except in each case as set forth on Schedule 3.17, there are no Liens under or pursuant to any applicable Environmental Laws on any real property or other assets owned or leased by any Loan Party or any Subsidiary of a Loan Party, and no actions by any Governmental Authority have been taken or, to the knowledge of any Loan Party, are in process which could subject any of such properties or assets to such Liens.

For purposes of this Section 3.17, each Loan Party and each Subsidiary shall be deemed to include any business or business entity (including a corporation) which is, in whole or in part, a predecessor of such Loan Party.

3.18.Intellectual Property.  Each Loan Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the condition (financial or other), business or operations of such Loan Party.  All Intellectual Property of each Loan Party is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances.  To each Loan Party’s knowledge, each Loan Party and each Subsidiary of such Loan Party conducts its business without infringement or claim of infringement of any Intellectual Property rights of others and there is no infringement or claim of infringement by others of any Intellectual Property rights of any Loan Party or any Subsidiary of a Loan Party, which infringement or claim of infringement could reasonably be expected to have a Material Adverse Effect.

3.19.[Reserved].

3.20.Full Disclosure.  Neither the Loan Documents nor any written statement made by any Loan Party in connection with any of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.  As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

3.21.Use of Proceeds.  Borrower shall use the proceeds of the Advances solely as follows: (a) to refinance, on the Closing Date, the Prior Lender Obligations, (b) to pay costs and expenses required to be paid pursuant to Section 10.1.

3.22.Insurance.  Schedule 3.22 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Loan Party and Subsidiary of such Loan Party.  Each Loan Party and each Subsidiary thereof currently maintains all insurance that is required to be maintained pursuant to Section 4.4 hereof.

3.23.Government Contracts.  Except as set forth in Schedule 3.23, as of the Closing Date, no Loan Party is a party to any contract or agreement with any Governmental Authority and no Loan Party’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local Law.

3.24.Customer and Trade Relations.  As of the Closing Date, there exists no actual or, to the knowledge of any Loan Party, threatened termination or cancellation of, or any material adverse modification or change in:  the business relationship of any Loan Party or any Subsidiary of a Loan Party with any customer or group of customers whose purchases during the preceding 12 months caused them to be ranked among the ten largest customers of such Loan Party or Subsidiary; or the business relationship of any Loan Party or any Subsidiary of a Loan Party with any supplier essential to its operations.

3.25.Solvency.  Both before and after giving effect to, as applicable with respect to any date of determination pursuant to the terms of this Agreement: (a) the Advances to be made or incurred on the Closing Date, (b) the disbursement of the proceeds of such Advances pursuant to the instructions of Borrower, (c) the Refinancing, and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Loan Party is and will be Solvent.

3.26.[Reserved].

3.27.Representations and Warranties in Loan Documents.  All representations and warranties made by each Loan Party in the Loan Documents are true and correct in all material respects as of the date of this Agreement, the Closing Date, the date of making of each Loan (or other extension of credit) and as of any date that any Loan Party is expressly obligated to confirm the same under this Agreement or any other Loan Document.

4.	AFFIRMATIVE COVENANTS

Each Loan Party executing this Agreement jointly and severally agrees as to all Loan Parties that from and after the date hereof and until the Termination Date:

4.1.Maintenance of Existence and Conduct of Business.  Each Loan Party shall and shall cause its Subsidiaries to:  preserve and keep in full force and effect its corporate and, as applicable, limited liability company or other organizational existence and its material rights and franchises; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with such Loan Party’s historic practices; and transact business only in its own corporate (or, as applicable, limited liability company or other organizational) and trade names (or otherwise set forth in any relevant joinder documentation or otherwise notified to the Agent in writing).

4.2.Payment of Charges.

(a)Subject to Section 4.2(b), each Loan Party shall, and shall cause each of its Subsidiaries to, pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to Tax, social security and unemployment withholding with respect to its employees, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen, processors and bailees, in each case, before any thereof shall become past due, except in the case of clauses (ii) and (iii) where the failure to pay or discharge such Charges would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)Each Loan Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 4.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Loan Party, in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges that is superior to any of the Liens securing payment of the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges, (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest, and (iv) such Loan Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Loan Party or the conditions set forth in this Section 4.2(b) are no longer met.

4.3.Books and Records.  Each Loan Party shall, and shall cause each of its Subsidiaries to, keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements delivered to Agent on or prior to the Closing Date.

4.4.Insurance; Damage to or Destruction of Collateral.

(a)The Loan Parties shall, and shall cause each of their Subsidiaries to, at their sole cost and expense, maintain the policies of insurance described on Schedule 3.22 as in effect on the date hereof or otherwise in form and amounts and with insurers reasonably acceptable to Agent.  Such policies of insurance (or the lender’s loss payable and additional insured endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide 30 days (or 10 days in the case of non-payment) prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy.  If any Loan Party or any such Subsidiary of a Loan Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems advisable.  Agent shall have no obligation to obtain insurance for any Loan Party or any such Subsidiary or pay any premiums therefor.  By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from the failure of such Loan Party or Subsidiary to maintain such insurance or pay any premiums therefor.  All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrower to Agent and shall be additional Obligations hereunder secured by the Collateral.

(b)Each Loan Party shall deliver to Agent, in form and substance reasonably satisfactory to Agent, endorsements to all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as additional insured.  Each Loan Party irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Event of Default has occurred and is continuing, as each Loan Party’s true and lawful attorney in fact for the purpose of making, settling and adjusting claims under such special form policies of insurance, endorsing the name of each Loan Party on any check or other item of payment for the proceeds of such special form policies of insurance and for making all determinations and decisions with respect to such special form policies of insurance.  Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney.  The Loan Parties shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount of $1,000,000 or more, whether or not covered by insurance.

4.5.Compliance with Laws.  Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all federal, state, local and foreign Laws and regulations applicable to it, including ERISA, labor Laws, and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Loan Party and each Subsidiary of a Loan Party will comply with commercially reasonable requests by the Lender for information or documentation necessary to ensure that each Loan Party and Subsidiary of a Loan Party is compliant with any applicable federal or state laws and not engaged in any act or omission that would cause the Lender to be in breach of any applicable Law.

4.6.[Reserved].

4.7.Intellectual Property.  Each Loan Party will, and will cause each of its Subsidiaries to, conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect and shall comply in all material respects with the terms of its Licenses.

4.8.Environmental Matters.  Each Loan Party shall and shall cause each of its Subsidiaries to: (a) conduct its operations and keep and maintain the Mortgaged Properties in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that a Loan Party reasonably determines in good faith to be appropriate or necessary to comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Mortgaged Property in all material respects; (c) notify Agent promptly after such Loan Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Mortgaged Property that is reasonably likely to result in Environmental Liabilities in excess of $1,000,000; and (d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by such Loan Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $1,000,000 in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter.

4.9.[Reserved].

4.10.Interest Rate/Currency Fluctuations Protection.  Effective upon the period commencing thirty (30) days after the Closing Date and for a minimum of five (5) years thereafter, Borrower shall enter into and maintain a Rate Contract to provide protection against fluctuations in interest rates with respect to the Tranche Rate Loans, which shall be on terms, for periods and with counter parties acceptable to Agent. Effective as of the Closing, the original notional amount of the Rate Contract shall be not less than $100,000,000.

4.11.Maintenance of Mortgaged Property.  Each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Mortgaged Properties in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof consistent with such Loan Party’s historic practices.

4.12.Inspection of Property and Books and Records; Appraisals. Each Loan Party shall, and shall cause each of its Subsidiaries to, with respect to the Collateral, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times during the continuance thereof):  (i) provide access to such Collateral to Agent and to discuss its affairs, finances and condition with any of its Related Persons, as frequently as Agent determines to be appropriate; and (ii) permit Agent and any of its Related Persons to conduct inspect and make extracts and copies from all of such Loan Party’s books and records, in each instance, at the Loan Parties’ expense; provided, the Loan Parties shall only be obligated to reimburse Agent for the expenses for one such inspection per year or more frequently if an Event of Default has occurred and is continuing.  Any Lender may accompany Agent or its Related Persons in connection with any inspection at such Lender’s expense.

4.13.Use of Proceeds.  Borrower shall use the proceeds of the Advances solely as follows:  (a) to refinance on the Closing Date, the Prior Lender Obligations, and (b) to pay costs and expenses required to be paid pursuant to Section 10.1.

4.14.Further Assurances.

(a)Each Loan Party shall, and shall cause each of its Subsidiaries to, ensure that all written information, exhibits and reports furnished to Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b)Promptly upon request by Agent, the Loan Parties shall and, subject to the limitations set forth herein and in the Collateral Documents, shall cause each of their Subsidiaries to take such additional actions and execute such documents as Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document.  Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the Loan Parties shall cause each of their Subsidiaries and any Person formed or created as a result of a statutory division of a Loan Party, within thirty (30) days (or such longer period to which the Agent consents in its sole discretion) after formation, creation or acquisition thereof, to guaranty the Obligations and grant to Agent, for the benefit of the Secured Parties, a security interest in such Person’s real property and fixtures, subject to the limitations set forth herein and in the applicable Collateral Documents, to secure such guaranty.

(c)The Loan Parties shall deliver, or cause to be delivered, to Agent appropriate resolutions, secretary certificates, and certified Organizational Documents, in each instance with respect to each Loan Party formed or acquired after the Closing Date. In addition to, and without limiting, any of the foregoing, promptly following any request therefor, the Loan Parties shall deliver, or cause to be delivered, to Agent: (i) such other information regarding the operations, changes in ownership of Stock, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as Agent or any Lender (through Agent) may reasonably request and (ii) information and documentation reasonably requested by Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

5.	NEGATIVE COVENANTS

Each Loan Party jointly and severally agrees that from and after the date hereof until the Termination Date:

5.1.Real Estate Dispositions.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer, or otherwise dispose of (whether in one or a series of transactions) any Mortgaged Property or enter into any agreement to do any of the foregoing, except dispositions which are made for fair market value (as determined in the Loan Party’s reasonable discretion) and payment by such Loan Party of the Mandatory Real Estate Prepayment Amount and Breakage Fee as required by Section 2.2(a)(ii); provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, and (ii) not less than 75% of the aggregate consideration for such disposition shall be paid in cash.

5.2.Investments; Loans and Advances.  Except as otherwise expressly permitted by this Section 5.2, no Loan Party shall, nor shall it permit any of its Subsidiaries to,  make or permit to exist any Investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that:

(a)each Loan Party and its Subsidiaries may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to such Loan Party or Subsidiary pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the Ordinary Course of Business, consistent with past practices;

(b)each Loan Party and its Subsidiaries may maintain its existing Investments in its Subsidiaries made as of the Closing Date;

(c)each Loan Party may maintain deposit and other accounts with one or more financial institutions other than Agent; and

(d)so long as no Default or Event of Default has occurred and is continuing, Borrower may make Investments in cash and Cash Equivalents.

5.3.Indebtedness.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except (without duplication):

(a)Indebtedness secured by purchase money security interests and Capital Leases permitted in Section 5.7(b),

(b)the Advances and the other Obligations,

(c)unfunded employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable Law,

(d)to the extent constituting Indebtedness, Contingent Obligations permitted pursuant to Section 5.6;

(e)Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the Ordinary Course of Business;

(f)Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the Ordinary Course of Business; and

(g)Indebtedness owed by a Loan Party or any of its Subsidiaries to another Loan Party or any of its Subsidiaries; provided that any such Indebtedness owing by any Borrower shall qualify as subordinated debt if requested by the Agent.

5.4.Employee Loans and Affiliate Transactions.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction with any Affiliate of such Loan Party or of any such Subsidiary, except:

(a)as expressly permitted by this Agreement;

(b)in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Loan Party or Subsidiary upon fair and reasonable terms no less favorable to such Loan Party or Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of Borrower or such Subsidiary and which are disclosed in writing to Agent, in each case, exclusive of any loans or advances except to the extent expressly permitted by Sections 5.4(c) and 5.4(d);

(c)loans or advances to employees of Loan Parties for travel, entertainment and relocation expenses and other purposes in the Ordinary Course of Business not to exceed $100,000 in the aggregate outstanding at any time as to all Loan Parties; and

(d)transactions with Affiliates existing as of the Closing Date and described in Schedule 5.4.

5.5.Capital Structure and Business.  Except as expressly permitted under Section 5.8 or Section 5.13, no Loan Party shall, nor shall it permit any of its Subsidiaries to, make any material changes in its equity structure (including a Change in Control), issue any Stock, transfer any Stock or amend any of its Organizational Documents.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any line of business materially different from those lines of business carried on by it on the Closing Date.

5.6.Contingent Obligations.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Contingent Obligations except in respect of the Obligations and except:

(a)endorsements for collection or deposit in the Ordinary Course of Business;

(b)Rate Contract Obligations arranged by Agent entered into pursuant to Section 4.10;

(c)Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent title insurance policies; and

(d)Contingent Obligations under the Loan Documents.

5.7.Liens.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on or with respect to the Mortgaged Properties or any of its other properties or assets (whether now owned or hereafter acquired) except for the following:

(a)Permitted Encumbrances; and

(b)Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to

Equipment and Fixtures acquired by any Loan Party in the Ordinary Course of Business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $1,000,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the Equipment and Fixtures subject to such purchase money debt and such Indebtedness is incurred within 20 days following such purchase and does not exceed 100% of the purchase price of the subject assets). In addition, no Loan Party shall, nor shall it permit any of its Subsidiaries to, become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien (other than a Permitted Encumbrance) on any of its properties or other assets in favor of Agent, for the benefit of the Secured Parties, as additional collateral for the Obligations, except operating leases, Capital Leases or Licenses permitted hereunder which prohibit Liens solely upon the assets that are subject thereto.

5.8.Consolidations and Mergers.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person or undergo any statutory division.

5.9.ERISA.  No Loan Party shall, nor shall cause or permit any of its Subsidiaries or ERISA Affiliates to, cause or permit to occur (a) an event that could result in the imposition of a Lien under Section 430 or 6321 of the IRC or Section 303 or 4068 of ERISA or (b) an ERISA Event to the extent such ERISA Event would reasonably be expected to result in Taxes, penalties and other liability in excess of $1,000,000 in the aggregate.

5.10.Hazardous Materials.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Mortgaged Property where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Mortgaged Property or any of the Collateral in any material respect.

5.11.Sale Leasebacks.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any sale leaseback, synthetic lease or similar transaction involving any Mortgaged Property.

5.12.Restricted Payments.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, declare or make any Restricted Payments except that any (i) Wholly-Owned Subsidiary of Borrower may declare and pay dividends to Borrower or any Wholly-Owned Subsidiary of Borrower, (ii) any Loan Party or Subsidiary of a Loan Party may declare and make dividend payments or other distributions payable solely in its Stock, and (iii) Borrowers may declare and pay cash distributions in respect of Stock at any time so long as (x) no Default or Event of Default shall then exist, and (y) Borrowers are in compliance with the Fixed Charge Coverage Ratio (as set forth in Section 6.1) both before and after giving pro forma effect to the distribution.  Notwithstanding anything in this Agreement the contrary, no Loan Party shall, nor shall it permit any of its Subsidiaries to, declare or make any Restricted Payments if such payment would cause the Mortgaged Properties, considered as a whole, to be deemed “high volatility commercial real estate” as determined by Agent in a commercially reasonable manner.

5.13.Change of Corporate Name or Location; Change of Fiscal Year.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) change its name as it appears in official filings in the state of its incorporation or other organization, (b) change its chief executive office, principal place of business, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, unless in each case (i) at least 10 days prior written notice (or such later notice as is acceptable to the Agent in its sole discretion) is given by such Loan Party to Agent and Agent has provided written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, for the benefit of the Secured Parties, in any Collateral, has been completed or taken, (ii) the validity, perfection or priority of all Liens in favor of Agent is not adversely affected, and (iii) any such new location shall be in the continental United States.  No Loan Party shall change its Fiscal Year without Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.

5.14.No Restriction on Distributions; No Negative Pledges.

(a)No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Loan Party or any Subsidiary of a Loan Party to pay dividends or make any other distribution on any of the Stock of such Loan Party or Subsidiary thereof or to pay fees, including management fees, or make other payments and distributions to Borrower or any other Loan Party.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any contractual obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent, whether now owned or hereafter acquired except in connection with any document or instrument governing Liens permitted pursuant to Section 5.7(b) provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens.

5.15.[Reserved].

5.16.[Reserved].

5.17.Margin Stock; Use of Proceeds.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, use any portion of the Advance proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Loan Party or Subsidiary thereof or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any requirement of applicable Law or in violation of this Agreement.

5.18.Sanctions; Use of Proceeds.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, fail to comply with the Laws, regulations and executive orders referred to in Section 3.12.  No Loan Party will, directly or indirectly, use the proceeds of the Loans or letters of credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as Agent, Lender, underwriter, advisor, investor, or otherwise).

5.19.Prepayments of Other Indebtedness; No Amendment of Existing Credit Agreement.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (a) the Obligations, and (b) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in a transaction permitted hereunder.  No Loan Party shall amend or modify the Existing Credit Agreement without Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.

6.	FINANCIAL COVENANTS

Each Loan Party jointly and severally agrees that from and after the date hereof until the Termination Date:

6.1.Fixed Charge Coverage Ratio.  The Existing Credit Agreement Borrowers shall not suffer or permit, as of the end of each fiscal quarter of the Universal Group beginning with the fiscal quarter ending December 31, 2021, the Fixed Charge Coverage Ratio to be less than 1.10 to 1.00.

6.2.Leverage Ratio.  The Existing Credit Agreement Borrowers shall not suffer or permit, as of the end of each fiscal quarter of the Universal Group beginning with the fiscal quarter ending December 31, 2021, the Leverage Ratio to exceed 3.50 to 1.00 (or 4.00 to 1.00 during a Leverage Ratio Step-Up Period.)

6.3.Financial Covenant Cure Provision.  To the extent that the financial covenants set forth in Sections 6.1 and 6.2 above are not complied with (the “Failed Financial Covenant” or, if more than one financial covenant for the same period are not complied with, the “Failed Financial Covenants”) for any applicable testing period (a “Failed Testing Period”), the Existing Credit Agreement Borrowers shall have the opportunity to recalculate the Failed Financial Covenant (or Failed Financial Covenants) for such Failed Testing Period by increasing the amount used for the Combined EBITDA calculation for such Failed Testing Period by the Cure Amount.  Each Cure Amount shall consist of net proceeds from either (i) new cash equity contributions by Parent to one or more Existing Credit Agreement Borrowers, or (ii) parent intercompany loans.  The applicable Cure Amount must be received by one or more Existing Credit Agreement Borrowers by no later than ten (10) Business Days after the date upon which the Agent should have received, pursuant to Section 7.1 hereof, the Compliance Certificate for the fiscal quarter that corresponds to the last day of the applicable Failed Testing Period.  A recalculation of a Failed Financial Covenant (or Failed Financial Covenants) pursuant to this Section 6.3 shall be deemed to render the Existing Credit Agreement Borrowers in compliance with such Failed Financial Covenant (or Failed Financial Covenants) for such Failed Testing Period for purposes of calculating the applicable financial covenant (but not for any other purpose hereunder.)  Any application of a Cure Amount as set forth above shall be deemed to have occurred during the last fiscal quarter of such Failed Testing Period and shall continue to be in effect (for such fiscal quarter) for so long as such fiscal quarter continues to be part of the financial covenant calculations.  Notwithstanding anything in this Section 6.3 to the contrary, the Existing Credit Agreement Borrowers shall not be permitted to cure a Failed Financial Covenant (or Failed Financial Covenants) for (A) two consecutive Failed Testing Periods, and (B) more than four Failed Testing Periods prior to the Termination Date.

6.4.Financial Covenants Continue.  For Purposes of clarification, the Fixed Charge Coverage Ratio and the Leverage Ratio will remain in effect until the Termination Date, notwithstanding any termination or expiration of the Existing Credit Agreement.

7.	FINANCIAL STATEMENTS AND INFORMATION

7.1.Reports and Notices.  Each Loan Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the Financial Statements, notices and other information at the times, to the Persons and in the manner set forth in Annex A.

7.2.Communication with Accountants.  Each Loan Party executing this Agreement authorizes (a) Agent and (b) so long as an Event of Default has occurred and is continuing, each Lender, to communicate directly with its independent certified public accountants, including Grant Thornton LLP, and authorizes and shall instruct those accountants and advisors to communicate to Agent and each Lender information relating to any Loan Party with respect to the business, results of operations and financial condition of any Loan Party.

8.	CONDITIONS PRECEDENT

No Lender shall be obligated to make any Advance on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to Agent, or waived in writing by Agent:

(a)Credit Agreement; Loan Documents.  This Agreement and the other Loan Documents or counterparts hereof and thereof shall have been duly executed by, and delivered to, Borrower, each other Loan Party, Agent and Lenders; and Agent shall have received such documents, instruments, agreements, and legal opinions as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents (including without limitation, the Mortgages, the Master Lease Agreement and the other documents listed on the Closing Agenda), each in form and substance reasonably satisfactory to Agent.

(b)Approvals.  Agent shall have received (i) satisfactory evidence that the Loan Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.

(c)Payment of Fees.  Borrower shall have paid the Fees required to be paid on the Closing Date (including the Fees specified in the Fee Letter), and shall have reimbursed Agent for all Fees, costs and expenses of closing presented as of the Closing Date.

(d)Capital Structure: Other Indebtedness.  The capital structure of each Loan Party and Subsidiary and the terms and conditions of all Indebtedness of each Loan Party and Subsidiary shall be acceptable to Agent in its sole discretion.

(e)KYC Information; Beneficial Ownership.  Agent and, if requested by a Lender, such Lender, shall have received (i) documentation and other information reasonably requested by the Agent or such Lender in order to comply with applicable law, including the USA PATRIOT Act, and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification.

(f)Representations.  No representation or warranty by any Loan Party contained herein or in any other Loan Document, or which are contained in any certificate or other document furnished at any time under or in connection herewith or therewith, is untrue or incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality or Material Adverse Effect in the text thereof), except to the extent that such representation or warranty expressly relates to an earlier date in which case such representation or warranty is untrue or incorrect in any material respect as of such earlier date (except that such material qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) and, in each case, except for changes therein expressly permitted or expressly contemplated by this Agreement.

(g)No Default.  No Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance.

(h)No Material Adverse Effect.  No event shall have occurred and no condition shall exist which has or could be reasonably expected to have a Material Adverse Effect.

(i)Appraisals.  The Loan Parties shall have provided to Agent appraisals in form and substance and from appraisers reasonably satisfactory to Agent stating the fair market value, or such other value as determined by Agent (for example, replacement cost for purposes of Flood Insurance), of each of the Mortgaged Properties, including any appraisal required to comply with FIRREA, which appraisals show the aggregate value of the Mortgaged Properties of not less than 85% of the Term Loan Commitment.

(j)Real Estate Deliverables.  Agent shall have received each of the Real Estate Deliverables with respect to each parcel of the Mortgaged Properties.

(k)Rate Contract.  Borrower shall have entered into a Rate Contract on terms satisfactory to Agent in a minimum amount of $100,000,000 for a minimum of five (5) years from the period commencing thirty (30) days following the Closing Date, together with any additional documents required by Agent in connection with such Rate Contract.

(l)Legal Opinions.  Agent shall have received from Borrower the legal opinions set forth in the Closing Agenda, including without limitation the legal opinions required as part of the Real Estate Deliverables.

(m)Certificates of insurance, with additional insured, mortgagee and lender loss payable special endorsements attached thereto in each case in form and substance reasonably satisfactory to Agent naming Agent as additional insured, mortgagee and lender loss payee.

The request and acceptance by Borrower of the proceeds of any Advance or the conversion or continuation of any Advance into, or as, a Tranche Rate Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by each Loan Party that the conditions in this Section 8 have been satisfied and (ii) a reaffirmation by each Loan Party of the granting and continuance of Agent’s Liens on the Collateral, on behalf of itself and Lenders, pursuant to the Collateral Documents.

9.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES

9.1.Events of Default.  The occurrence of any one or more of the following events (regardless of the reason therefor and whether or not caused by or within the control of any Loan Party) shall constitute an “Event of Default” hereunder:

(a)Borrower (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Advances or any of the other Obligations when due and payable or within 3 Business Days thereafter, or (ii) fails to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within 5 Business Days following Agent’s demand for such reimbursement or payment of expenses; or

(b)Any Loan Party fails or neglects to perform, keep or observe any of the provisions of Sections 3.12, 4.1, 4.4, 4.5, 5, 6, 7.1 or any of the provisions set forth in Annex A respectively; or

(c)Any Loan Party fails or neglects to perform, keep or observe any of the provisions of Sections 6.1 or 6.2 and the same shall remain unremedied for 3 Business Days or more; subject only to the cure rights provided in Section 6.3; or

(d)Any Loan Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 9.1) and the same shall remain unremedied for 30 days or more; provided, however, that such 30-day cure period shall not apply to: (i) a breach of any provision that cannot be cured or (ii) a breach or default of any other Loan Document if a period of cure is expressly provided for in such other Loan Document with respect to a breach or default under such other Loan Document; or

(e)A default or breach occurs under any agreement, document or instrument to which any Loan Party is a party (determined exclusive of the Loan Documents) that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Contingent Obligations (determined exclusive of the Obligations) of any Loan Party and the aggregate principal amount of such Indebtedness or Contingent Obligation is in excess of $1,000,000 in the aggregate, or (ii) causes, or permits any holder of such Indebtedness or Contingent Obligations or a trustee to cause, Indebtedness or Contingent Obligations or a portion thereof in excess of $1,000,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral to be demanded in respect thereof, in each case, regardless of whether such default is waived, or such right is exercised, by such holder or trustee; or

(f)Any information contained in any representation or warranty herein or in any Loan Document or in any written statement, report, Financial Statement or certificate  made or delivered to Agent or any Lender by any Loan Party is untrue or incorrect in any material respect as of the date when made or deemed made; or

(g)Assets of any Loan Party with a fair market value of $1,000,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Loan Party and such condition continues for 30 days or more; or

(h)A case or proceeding is commenced against any Loan Party seeking a decree or order in respect of such Loan Party (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar Law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Loan Party or for any substantial part of any such Loan Party’s assets, or (iii) ordering the winding up or liquidation of the affairs of such Loan Party, and such case or proceeding shall remain undismissed or unstayed for 60 days or more or a decree or order granting the relief sought in such case or proceeding is granted by a court of competent jurisdiction; or

(i)Any Loan Party (i) files a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar Law, (ii) consents to or fails to contest in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Loan Party or for any substantial part of any such Loan Party’s assets, (iii) makes an assignment for the benefit of creditors, or (iv) takes any action in furtherance of any of the foregoing, or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due; or

(j)(i) A final judgment or judgments for the payment of money in excess of $5,000,000 in the aggregate at any time are outstanding against one or more of the Loan Parties (which judgments are not covered by insurance policies as to which liability has been accepted by the insurance carrier), and the same are not, within 30 days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay, (ii) any action shall be taken by a judgment creditor to attach or levy upon any property of any Loan Party to enforce any such judgment under clause (i) above obtained against a Loan Party, or (iii) any Loan Party shall fail within 30 days after the entry thereof to discharge or stay pending appeal one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or

(k)Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected first-priority Lien (except as otherwise expressly permitted herein or therein) in any of the Collateral purported to be covered thereby; or

(l)Any Change of Control occurs; or

(m)any default or breach by any Loan Party occurs and is continuing under the Master Lease Agreement or any Loan Document, or the Master Lease Agreement or any Loan Document shall be terminated for any reason.

9.2.Remedies.

(a)If any Event of Default has occurred and is continuing, Agent may (and at the written request of Required Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Advances to the Default Rate.

(b)If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Required Lenders shall), without notice: (i) declare all or any portion of the Obligations, including all or any portion of any Advance to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Loan Party; or (ii) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Sections 9.1(h) or (i), all of the Obligations shall become immediately due and payable without declaration, notice or demand by any Person.

(c)At the election of Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, as the Interest Periods for Tranche Rate Loans then in effect expire, such Advances shall be converted into Base Rate Loans and the Tranche Rate election will not be available to Borrower.

(d)During the continuance of any Event of Default, each Lender is hereby authorized by each Loan Party at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (i) balances held by such Lender or any of such Lender’s Affiliates at any of its offices for the account of any Loan Party or any of its Subsidiaries (regardless of whether such balances are then due to such Loan Party or Subsidiary), and (ii) other property at any time held or owing by such Lender or any of such Lender’s Affiliates to or for the credit or for the account of any Loan Party or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender or any of such Lender’s Affiliates shall exercise any such right without the prior written consent of Agent.  Any Lender exercising a right to set off (including through an Affiliate) shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations.  Each Loan Party agrees, to the fullest extent permitted by Law, that any Lender or any of such Lender’s Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 9.2.

9.3.Application of Proceeds.

(a)As to Borrower.  Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, each Loan Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower or any Guarantor of all or any part of the Obligations, and, as between the Loan Parties on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent.

(b)After Application Event.  Following the occurrence and during the continuance of an Event of Default, but absent the occurrence and continuance of an Application Event, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in such order as Agent may from time to time elect. Notwithstanding anything to the contrary contained in this Agreement, if an Application Event shall have occurred, and so long as it continues, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in the following order: first, to all Fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Loan Documents or the Collateral; second, to all Fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Loan Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding, other than Obligations owing in respect of any Bank Products, Fifth Third Lease Obligations, and Obligations owing to any Eligible Swap Counterparty in respect of any Rate Contract; fifth, to the Obligations owing in respect of any Bank Products, and to the Obligations owing to any Eligible Swap Counterparty in respect of any Rate Contract; sixth, to provide cash collateral to secure any future payment of related Fees; seventh to any other indebtedness or obligations of any Loan Party owing to Agent or any Lender under the Loan Documents (determined exclusive of the Fifth Third Lease Obligations); eighth, to Obligations owing to any Eligible Swap Counterparty in respect of any Swap Contracts other than a Rate Contract; and ninth, to any Fifth Third Lease Obligations.

(c)Residuary.  Any balance remaining after giving effect to the applications set forth in this Section 9.3 shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.  In carrying out any of the applications set forth in this Section 9.3, (i) amounts received shall be applied in the numerical order provided until paid in full prior to the application to the next succeeding category and (ii) each of the Persons entitled to receive a payment or cash collateral in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

9.4.Actions in Concert.  For the sake of clarity, anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

9.5.Waivers by Loan Parties.  Except as otherwise provided for in this Agreement or by applicable Law, each Loan Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Loan Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption Laws.

10.	EXPENSES AND INDEMNITY

10.1.Expenses.  Each Loan Party hereby jointly and severally agrees to promptly pay (i) all reasonable actual costs and invoiced out-of-pocket expenses of Agent and Lenders (including the reasonable fees, costs and expenses of counsel to, and independent appraisers and consultants retained by, Agent) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Loan Documents (including without limitation all costs and expenses associated with the Real Estate Deliverables), in connection with the performance by Agent of its rights and remedies under the Loan Documents and in connection with the continued administration of the Loan Documents including (A) any amendments, modifications, consents and waivers to and/or under any and all Loan Documents, (B) any periodic public record searches conducted by or at the request of Agent (including title investigations, Uniform Commercial Code searches, fixture filing searches, judgment, pending Litigation and tax lien searches and searches of applicable corporate, limited liability company, partnership and related records concerning the continued existence, organization and good standing of certain Persons, (C) subject to Section

4.12, any internal audit reviews and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Agent for its examiners or charged to Agent by third-party examiners)), (D) Syndtrak fees and (ii) without limitation of the preceding clause (i), all reasonable actual costs and out of pocket expenses of Agent in connection with (A) the creation, perfection and maintenance of Liens pursuant to the Loan Documents and (B) protecting, insuring, maintaining or selling any Collateral, (iii) without limitation of the preceding clause (i), all actual costs and out of pocket expenses of Agent in connection with (A) any Litigation, dispute, suit or proceeding relating to any Loan Document and (B) any workout, collection, bankruptcy, insolvency, post-judgment or other enforcement proceedings under any and all of the Loan Documents, and (iv) all actual costs and out of pocket expenses incurred by Lenders in connection with any Litigation, dispute, suit or proceeding relating to any Loan Document and in connection with any workout, collection, bankruptcy, insolvency, post-judgment or other enforcement proceedings under any and all Loan Documents.

10.2.Indemnity.  Each Loan Party hereby agrees to indemnify, pay and hold harmless Agent, Arranger, Lenders and the Affiliates, officers, directors, employees, trustees, agents, investment advisors, collateral managers, servicers, and counsel of Agent, Arranger, and Lenders (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Loan Party or any Affiliate thereof, or any other claim by any Person (including any Borrower or any other Credit Party) relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Obligations, or any activities of any Loan Party or its Affiliates; provided that (a) attorneys’ fees and expenses shall be limited to reasonable and documented out-of-pocket attorneys’ fees of one firm of counsel for all such Indemnitees, taken as a whole, and, if necessary, additional counsel required to accommodate conflicts of interest and a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions and, to the extent required by the subject matter, one specialist counsel for each specialized area of law in each appropriate jurisdiction) and (b) no Indemnitee shall have the right to be indemnified under this Section to the extent any such liability has resulted primarily from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the Loan Documents by such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) disputes solely between and among such Indemnitees (other than a dispute against the Agent in its capacity as such) to the extent such disputes do not arise from any act or omission of a Loan Party or any of its Subsidiaries. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, the Loan Parties shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.

11.	AGENT

11.1.Appointment and Authorization.  Each Lender hereby irrevocably appoints and authorizes Agent to enter into each of the Loan Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto.  Subject to the terms of Section 12.5 and to the terms of the other Loan Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders.  The provisions of this Section 11 are solely for the benefit of the Secured Parties and neither Borrower nor any other Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Loan Party.  Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its own agents or employees.

11.2.Agent and Affiliates.  Agent shall have the same rights and powers under the Loan Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and Agent and its Affiliates may lend money to, provide Bank Products to, invest in and generally engage in any kind of business with each Loan Party or Affiliate of any Loan Party as if it were not Agent hereunder.

11.3.Action by Agent; Actions through Sub-Agents.  The duties of Agent shall be mechanical and administrative in nature.  Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender or other Person.  Nothing in this Agreement or any of the Loan Documents is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein.  The Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Persons.  The exculpatory provisions of this Section 11 shall apply to any such sub-agent and to the Related Persons of the Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

11.4.Consultation with Experts.  Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

11.5.Liability of Agent.  Neither Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Loan Documents, except that Agent shall be liable with respect to its specific duties set forth hereunder, but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction.  Neither Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder or the contents of any certificate, financial statement or other report or document delivered under or in connection with any Loan Document, (ii) the performance or observance of any of the covenants or agreements specified in any Loan Document, (iii) the satisfaction of any condition specified in any Loan Document, (iv) the validity, effectiveness, sufficiency or genuineness of any Loan Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith, (v) the existence or non-existence of any Default or Event of Default; or (vi) the financial condition of any Loan Party or the value or the sufficiency of any Collateral.  Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.  Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

11.6.Indemnification.  To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required to be paid to Agent under Sections 10.1 or 10.2 (but without affecting the Loan Parties’ reimbursement and indemnification obligation hereunder), each Lender shall, in accordance with its Pro Rata Share, pay to Agent such Lender’s portion of such unpaid amount (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Applicable Percentage at such time).  If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.

11.7.Right to Request and Act on Instructions.  Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Required Lenders or all or such other portion of Lenders as shall be prescribed by this Agreement.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Required Lenders (or all or such other portion of Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of Lenders), Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 11.6.

11.8.Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents.

11.9.Collateral Matters.  Lenders irrevocably authorize Agent, at its option and in its discretion, to (i) release any Lien granted to or held by Agent under any Collateral Document (A) upon payment in full of all Obligations, and, to the extent required by Agent in its sole discretion, the expiration, termination or cash collateralization (to the satisfaction of Agent) of all Rate Contract Obligations and all obligations, liabilities and indebtedness in respect of Bank Products in each case secured, in whole or in part, by any Collateral, or (B) constituting property sold or disposed of as part of or in connection with any disposition permitted under any Loan Document (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Loan Documents), (ii) release any Guarantor from its obligations under the Loan Documents (A) upon payment in full of all Obligations, and, to the extent required by Agent in its sole discretion, the expiration, termination or cash collateralization (to the satisfaction of Agent) of all Rate Contract Obligations and all obligations, liabilities and indebtedness in respect of Bank Products in each case secured, in whole or in part, by any Collateral, or (B) upon such Guarantor ceasing to be a Subsidiary pursuant to a transaction permitted by this Agreement (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition being made in full compliance with the provisions of the Loan Documents), and (iii) release or subordinate any Lien granted to or held by Agent under any Collateral Document constituting property described in Section 5.7(b) (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the identification of any property described in Section 5.7(b)).  Upon request by Agent at any time, Lenders will confirm Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 11.9.

11.10.Agency for Perfection.  Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Code in any applicable jurisdiction, can be perfected by possession or control.  Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions.  Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Collateral Document or to realize upon any Collateral for the Advances unless instructed to do so by Agent (or consented to by Agent, as provided in Section 9.2(d)), it being understood and agreed that such rights and remedies may be exercised only by Agent.

11.11.Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  Agent will notify each Lender of its receipt of any such notice.  Each Lender agrees to give prompt written notice to the Agent of any Default or Event of Default of which it obtains knowledge. Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all or such other portion of Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof.  Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

11.12.Successor Agent.

(a)Agent may at any time give notice of its resignation to Lenders and Borrower.  Upon receipt of any such notice of resignation, Required Lenders shall have the right, in consultation with Borrower, to appoint a successor Agent.  Upon the acceptance of a successor’s appointment as Agent hereunder and notice of such acceptance to the retiring Agent, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, the retiring Agent’s resignation shall become immediately effective and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if such resignation was not already effective and such duties and obligations not already discharged, as provided below in this paragraph).  The Fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of Lenders appoint a successor Agent, which appointment shall not be subject to consent by Required Lenders or any Loan Party.  From and following the expiration of such 30 day period, Agent shall have the exclusive right, upon 1 Business Days’ notice to Borrower and Lenders, to make its resignation effective immediately.  From and following the effectiveness of such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Agent under any Collateral Document for the benefit of the Lenders, the retiring Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Lenders, and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Agent, shall continue to hold such Collateral, in each case until such time as a successor Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender, until such time as Required Lenders appoint a successor Agent as provided for above in this paragraph.  The provisions of this Agreement shall continue in effect for the benefit of any retiring Agent and its sub-agents after the effectiveness of its resignation hereunder and under the other Loan Documents in respect of any actions taken or omitted to be taken by any of them (x) while the retiring Agent was acting or was continuing to act as Agent and (y) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including acting as collateral agent or otherwise holding any collateral security on behalf of any of the holders of the Obligations and in respect of any actions taken in connection with transferring the agency to any successor Agent.

11.13.Disbursements of Term Loan Advances; Payment and Sharing of Payment.

(a)Funding of Term Loan on Closing Date; Payments and Settlements; Interest and Fee Payments.  Each Term Loan Lender shall remit to Agent the amount of the Term Loan to be advanced by such Term Loan Lender to Borrower on the Closing Date, in accordance with the terms of this Agreement, on or prior to the Closing Date.  Nothing in this Section 11.13 or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

(b)Return of Payments.

(i)If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.

(ii)If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency Law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(c)Defaulting Lenders.  The failure of any Defaulting Lender to make any Advances or any payment required by it hereunder shall not relieve any other Lender of its obligations to make such Advances or payment, but neither any other Lender nor Agent shall be responsible for the failure of any Defaulting Lender to make Advances or make any other payment required hereunder.

(d)Sharing of Payments.  If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Advance (other than pursuant to the terms of Section 2.8) in excess of its pro rata share of payments entitled pursuant to the other provisions of this Section 11.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter required to be returned or otherwise recovered from such purchasing Lender, such portion of such purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such return or recovery, without interest.  Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (d) may, to the fullest extent permitted by Law, exercise all its rights of payment (including pursuant to Section 9) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.  If under any applicable bankruptcy, insolvency or other similar Law, any Lender receives a secured claim in lieu of a setoff to which this clause (d) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this clause (d) to share in the benefits of any recovery on such secured claim.

11.14.Withholding Tax.  To the extent required by any applicable Law, Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If the IRS or any authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason), such Lender shall indemnify Agent (to the extent that Agent has not already been reimbursed by a Loan Party and without limiting the obligation of any Loan Party to do so) fully for all amounts paid, directly or indirectly, by Agent as Tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

11.15.Agent May File Proof of Claim.

(a)In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agent and its agents and counsel and all other amounts due Lenders, Swing Line Lender and Agent under Section 10.1) allowed in such judicial proceeding; and

(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(b)Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, if Agent shall consent to the making of such payments directly to Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Section 10.1.

Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

11.16.Agent in Individual Capacity.  Fifth Third and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Stock in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with each Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Fifth Third were not Agent hereunder, and, in each case, without notice to or consent of the other Lenders.  The other Lenders acknowledge (and by entering into an agreement regarding Bank Products, each provider of Bank Products shall be deemed to acknowledge) that, pursuant to such activities, Fifth Third or its Affiliates may receive information regarding Loan Parties or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders (or providers of Bank Products), and the Lenders acknowledge (and by entering into an agreement regarding Bank Products, each provider of Bank Products shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them.  The terms “Lender” and “Lenders” include Fifth Third in its individual capacity.

11.17.ERISA Fiduciary Representations and Warranties.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments or this Agreement,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between Agent, in its sole discretion, and such Lender.

(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent and the Arranger and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that none of Agent, the Arranger, or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, and this Agreement (including in connection with the reservation or exercise of any rights by Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

11.18.Acknowledgments Regarding Erroneous Payments.

(a)Each Lender hereby agrees that (x) if Agent notifies such Lender that Agent has determined in its sole discretion that any funds received by such Lender from Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or such L/C Issuer to the date such amount is repaid to Agent at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of Agent to any Lender under this Section 11.18 shall be conclusive, absent manifest error.

(b)Each Lender hereby further agrees that if it receives a Payment from Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify Agent of such occurrence and, upon demand from Agent, it shall promptly, but in no event later than one Business Day thereafter, return to Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to Agent at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party.

(d)Each party’s obligations under this Section 11.18 shall survive the resignation or replacement of Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

12.	MISCELLANEOUS

12.1.Survival.  All agreements, representations and warranties made herein and in every other Loan Document shall survive the execution and delivery of this Agreement and the other Loan Documents.  The provisions of Sections 2.5(f), 2.8, 2.9 and 2.10 and Sections 10, 11 and 12 shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively) and any termination of this Agreement.

12.2.No Waivers.  No failure or delay by Agent or any Lender in exercising any right, power or privilege under any Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.  Any reference in any Loan Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that Borrower or any other Loan Party has the independent right to cure any such Event of Default but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Loan Documents.

12.3.Notices.

(a)All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, e‑mail, electronic submissions or similar writing, but not facsimile transmission) and shall be given to such party at its address or e‑mail address set forth on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an Assignment Agreement or in a notice delivered to Borrower and Agent by the assignee Lender forthwith upon such assignment) or at such other address or e‑mail address as such party may hereafter specify for the purpose by notice to Agent and Borrower; provided, that notices, requests or other communications shall be permitted by e‑mail or other electronic submissions only in accordance with the provisions of Section 12.3(b).  Each such notice, request or other communication shall be effective (i) if given by e‑mail or other electronic submissions, as set forth in Section 12.3(c) or (ii) if given by mail, prepaid overnight courier or any other means, when received at the applicable address specified by this Section.  Notwithstanding anything to the contrary herein, and for the avoidance of any doubt, notices, requests and other communications delivered by facsimile transmission do not satisfy the requirements of this Section 12.3 unless specifically authorized and approved by the party receiving such notice, request, or other communication.

(b)Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites); provided, that the foregoing shall not apply to notices sent directly to any party hereto if such party has notified Agent that it has elected not to receive notices by electronic communication (which election may be limited to particular notices).

(c)Unless Agent otherwise prescribes, (i) notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e‑mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

12.4.Severability.  In case any provision of or obligation under this Agreement or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

12.5.Amendments and Waivers.

(a)General Provisions.  No provision of this Agreement or any other Loan Document (other than the Fee Letter) may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrower, Agent and Required Lenders; provided, that no such amendment, waiver or other modification shall, unless signed or otherwise approved in writing by Agent, Borrower and all Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any Fees with respect to any Advance or reimbursement obligation or forgive any principal, interest or Fees with respect to any Advance or reimbursement obligation, (B) postpone the date fixed for, or waive, any payment (other than a payment pursuant to Section 2.2(b)) of principal of any Advance, or of any reimbursement obligation or of interest on any Advance or any reimbursement obligation or any Fees hereunder or postpone the date of termination of the commitment of any Lender hereunder or increase the amount of the commitment of any Lender hereunder, (C) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder, (D) release all or substantially all of the Collateral, authorize Borrower or any other Loan Party to sell or otherwise dispose of all or substantially all of the Collateral or release all or substantially all of the value of the Guarantor, except, in each case with respect to this clause (D), as otherwise may be provided in this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder and including as provided in Section 11.9), (E) modify Section 9.3, (F) amend, waive or otherwise modify this Section 12.5(a) or the definitions of the terms used in this Section 12.5(a) insofar as the definitions affect the substance of this Section 12.5(a); or (G) consent to the assignment, delegation or other transfer by any Loan Party of any of its rights and obligations under any Loan Document or release Borrower or any other Loan Party of its payment obligations under any Loan Document, except, in each case with respect to this clause (G), pursuant to a merger, consolidation or other transaction permitted pursuant to this Agreement.  It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F) and (G) of the preceding sentence.  Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be amended and restated without the consent of any Lender (but with the consent of Borrower and Agent) if upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.  Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section 12.5 notwithstanding (i) any attempted cure or other action taken by Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section).

(b)All Lender Consent Rights.  No amendment or waiver shall, unless signed by Agent and all Lenders (or by Agent with the consent of all Lenders) (x) amend or waive this Section 12.5(b) or the definitions of the terms used in this Section 12.5(b) insofar as the definitions affect the substance of this Section 12.5(b); (y) change the definition of (i) the term Required Lenders, (ii) the percentage of Lenders which shall be required for Lenders to take any action hereunder, or (iii) change any specific right of Required Lenders to grant or withhold consent or take or omit to take any action hereunder.

(c)Agent Consent Rights.  No amendment, waiver or consent shall, unless in writing and signed by Agent, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of Agent, under this Agreement or any other Loan Document.

(d)Defaulting Lenders.  Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be included in the determination of “Required Lenders” or “Lenders directly affected” pursuant to this Section 12.5) for any voting or consent rights under or with respect to any Loan Document, except that a Defaulting Lender shall be treated as an Affected Lender solely with respect to a reduction of the principal amount owed to such Defaulting Lender or, unless such Defaulting Lender is treated the same as the other Lenders holding Advances of the same type, a reduction in the interest rates applicable to the Advances held by such Defaulting Lender, and any waiver, amendment or modification requiring the consent of all Lenders or each Affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other Affected Lender shall require the consent of such Defaulting Lender.  Moreover, for the purposes of determining Required Lenders, the Advances held by Defaulting Lenders shall be excluded from the total Advances outstanding.

(e)Certain Amendments.  Notwithstanding anything to the contrary contained in this Section 12.5, (i) Agent may amend Annex B to reflect any assignments entered into pursuant to Section 12.6, and (ii) Agent and Borrower may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein, and (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Loan Parties.

(f)Eligible Swap Counterparty and Bank Product Consent Rights.  Without limitation of the foregoing provisions of this Section 12.5, no waiver, amendment or other modification to this Agreement shall, unless signed by each Eligible Swap Counterparty and each provider of Bank Products then in existence, modify the provisions of Section 9.3 in any manner adverse to the interests of each such Eligible Swap Counterparty and/or such provider of Bank Products.

12.6.Assignments; Participations; Replacement of Lenders.

(a)	Assignments.

(i)Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Advances together with all related obligations of such Lender hereunder.  Except as Agent may otherwise agree, the amount of any such assignment (determined as of the date of the applicable Assignment Agreement or, if a “Trade Date” is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to $5,000,000 or, if less, the assignor’s entire interests in the outstanding Advances; provided, that, in connection with simultaneous assignments to two or more related Affiliates or Approved Funds, such Affiliates and Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above.  Borrower and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto, such other information regarding such Eligible Assignee as Agent reasonably shall require and a processing fee of $3,500; provided, only one processing fee shall be payable in connection with simultaneous assignments to two or more related Affiliates and Approved Funds.

(ii)From and after the date on which the conditions described above have been met, (A) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survive termination pursuant to Section 12.1).  Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrower shall execute and deliver to Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Eligible Assignee’s percentage interest in the outstanding principal balance of the Term Loan (and, as applicable, Notes in the principal amount of that portion of the outstanding principal balance of the Term Loan retained by the assigning Lender).  Upon receipt by the assigning Lender of such promissory note, the assigning Lender shall return to Borrower any prior promissory note, if any, held by it.

(iii)Agent, acting solely for this purpose as an agent of Borrower, shall maintain at its offices located in Cincinnati, Ohio, a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount and stated interest of the Advances owing to, such Lender pursuant to the terms hereof (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent.  It is intended that the Register be maintained such that the Advances are in “registered form” for the purposes of the IRC.

(iv)Notwithstanding the foregoing provisions of this Section 12.6(a) or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(b)Participations.  Any Lender may at any time, without the consent of, or notice to, Borrower or Agent, sell to one or more Persons participating interests in its Advances, commitments or other interests hereunder (any such Person, a “Participant”).  In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, and (iii) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender, provided, however, notwithstanding the foregoing, Borrower hereby agrees that each Participant shall be entitled to the benefits of Section 2.10 (subject to the requirements and limitations set forth in Section 2.11) and the requirements under Section 2.9 (it being understood that the documentation required under Section 2.9 shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section 12.6; provided, further, a Participant shall not be entitled to receive any greater payment under Section 2.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Law, regulation ruling, treaty or other action or doctrine of a Governmental Authority that occurs after the date the Participant acquired the applicable participation.  No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 12.5 expressly requiring the unanimous vote of all Lenders or, as applicable, all Affected Lenders.  Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement; provided, that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 9.2(d).  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive and binding absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(c)Replacement of Lenders.  Within 30 days after (i) receipt by Agent of notice and demand from any Lender for payment of additional costs or as provided in Sections 2.5(e) and 2.9, which demand shall not have been revoked, (ii) Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8, (iii) any Lender is a Defaulting Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto (each relevant Lender in the foregoing clauses (i) through (iv) being an “Affected Lender”), Borrower and/or Agent may, at its option, notify such Affected Lender and, in the case of Borrower’s election, Agent, of such Person’s intention to obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Lender, which Replacement Lender shall be an Eligible Assignee and, in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender.  In the event Borrower or Agent, as applicable, obtains a Replacement Lender within 90 days following notice of its intention to do so, the Affected Lender shall sell, at par, and assign all of its Advances and funding commitments hereunder to such Replacement Lender in accordance with the procedures set forth in Section 12.6(a); provided, that (A) Borrower shall have, as applicable, reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under any of Sections 2.5(e), 2.8 or 2.9, as applicable, of this Agreement through the date of such sale and assignment and (B) Borrower shall pay to Agent the $3,500 processing fee in respect of such assignment.  In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 12.6(a) within 5 Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 12.6(c) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 12.6(c), such replaced Lender shall be deemed to have consented to the terms of such Assignment Agreement, and any such Assignment Agreement executed by Agent, the Replacement Lender and, to the extent required pursuant to Section 12.6(a), Borrower, shall be effective for purposes of this Section 12.6(c) and Section 12.6(a).  Upon any such assignment and payment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 12.1.

(d)Loan Party Assignments.  No Loan Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Loan Document without the prior written consent of Agent and each Lender.

12.7.Headings.  Headings and captions used in the Loan Documents (including the Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

12.8.Confidentiality.  Agent and each Lender shall hold all non-public information regarding the Loan Parties and their respective businesses identified as such by Borrower and obtained by Agent or any Lender pursuant to the requirements hereof in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such information may be made (i) to such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, auditors, professional consultants, advisors and representatives of such Person and of such Person’s Affiliates (collectively, the “Related Parties” of such Person) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) to rating agencies, insurance industry associations and portfolio management services, (iii) to prospective transferees or purchasers of or participants in any interest in the Advances and, as applicable, the Loan Documents, to prospective contractual counterparties (or the professional advisors thereto) in Rate Contracts permitted hereby and to prospective providers of Bank Products, provided, that any such Persons shall have agreed to be bound by the provisions of this Section 12.8, (iv) to the extent requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties, including any self-regulatory authority, (v) to any other Party hereto, (vi) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vii) as required by Law, subpoena, judicial order or similar order and in connection with any Litigation, (viii) as may be required in connection with the examination, audit or similar investigation of such Person, (ix) with the consent of the Borrower, (x) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to the Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties, and (xi) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization.  For the purposes of this Section, “Securitization” shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of Stock or debt securities which represent an interest in, or which are collateralized, in whole or in part, by the Advances.  Confidential information shall include only such information identified as such at the time provided to Agent and shall not include information that either (A) is in the public domain or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (B) is disclosed to such Person by a Person other than a Loan Party, provided, Agent does not have actual knowledge that such Person is prohibited from disclosing such information.  The obligations of Agent and Lenders under this Section 12.8 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.

12.9.Waiver of Consequential and Other Damages.  To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

12.10.Marshaling; Payments Set Aside.  Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations.  To the extent that any Loan Party makes any payment or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefore, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

12.11.GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT, EACH NOTE AND EACH OTHER LOAN DOCUMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MICHIGAN, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.  EACH LOAN PARTY, AGENT, AND EACH LENDER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF MACOMB, STATE OF MICHIGAN AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH LOAN PARTY, AGENT, AND EACH LENDER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.  EACH LOAN PARTY, AGENT, AND EACH LENDER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON EACH SUCH LOAN PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH LOAN PARTY, AGENT, OR LENDER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE 10 DAYS AFTER THE SAME HAS BEEN POSTED.

12.12.WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY, AGENT AND LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  EACH LOAN PARTY, AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND

THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH LOAN PARTY, AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

12.13.Publication; Advertisement.

(a)Publication.  No Loan Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of Fifth Third or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law, subpoena or judicial or similar order, in which case the applicable Loan Party shall give Agent prior written notice of such publication or other disclosure or (ii) with Fifth Third’s prior written consent.

(b)Advertisement.  Each Lender and each Loan Party hereby authorizes Fifth Third to publish the name of such Lender and Loan Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which Fifth Third elects to submit for publication.  In addition, each Lender and each Loan Party agrees that Fifth Third may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date.  Notwithstanding the foregoing, Fifth Third acknowledges that Parent is subject to the rules and regulations of the Securities and Exchange Commission and the NASDAQ Stock Market LLC, and Fifth Third agrees to consult with Borrower before issuing any press releases or otherwise making any public statements with respect to the execution and delivery of this Agreement, and Fifth Third shall not issue any such press release or other documents or make any such public statement before Borrower agrees on the content and timing of such press release or other publication.

12.14.Counterparts; Integration.  This Agreement and the other Loan Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Signatures by facsimile or other electronic transmission (including “pdf” or “tif” format) shall bind the parties hereto.  This Agreement and the other Loan Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

12.15.No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

12.16.USA PATRIOT Act Notification.  Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies such Loan Party, which information includes the name and address of each Loan Party and such other information that will allow Agent or such Lender, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act.  The Loan Parties agree to, promptly following a request by the Agent or any Lender, provide all such other documentation and information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and the Beneficial Ownership Regulation.

12.17.Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

12.18.Acknowledgement Regarding Any Supported QFCs

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Rate Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States), and in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

12.19.Co-Borrower; Guarantor Provisions.

(a)Each Borrower acknowledges and agrees that it is the intent of the parties that each such Borrower be primarily liable for the Obligations as a joint and several obligor.  Each Guarantor absolutely and unconditionally guarantees, jointly and severally, to the Lenders the full and prompt payment by the Borrower of all Obligations hereunder.

(b)It is the intention of the parties that with respect to liability of any Loan Party hereunder arising solely by reason of its being jointly and severally liable for, or guaranteeing the full and prompt payment of, all Obligations, the obligations of such Loan Party shall be absolute, unconditional and irrevocable irrespective of:  (i) any lack of validity, legality or enforceability of this Agreement or any Note as to any Loan Party, as the case may be; (ii) the failure of Agent or any Lender or any holder of any Note to enforce any right or remedy against any Loan Party, as the case may be, or any other Person (including any guarantor) under the provisions of this Agreement, any Note, or otherwise or to exercise any right or remedy against any guarantor of, or collateral securing, any obligations; (iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other extension, compromise or renewal of any Obligation; (iv) any reduction, limitation, impairment or termination of any Obligations with respect to any Loan Party, as the case may be, for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Borrower hereby waives any right to or claim of) any defense (other than the defense of payment in full of the Obligations) or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations with respect to any Loan Party, as the case may be; (v) any addition, exchange, release, surrender or nonperfection of any Collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any guaranty, held by Agent or any holder of any Note securing any of the Obligations; or (vi) any other circumstance which might otherwise constitute a defense (other than the defense of payment in full of the Obligations) available to, or a legal or equitable discharge of, any Loan Party, as the case may be, any surety or any guarantor.  Each Borrower agrees that its joint and several liability, and each Guarantor agrees that its guaranty liability, hereunder shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must be restores by Agent, Lenders or any holder of any Note, upon the insolvency, bankruptcy or reorganization of any Loan Party, as the case may be, as though such payment had not been made.

(c)Each Loan Party hereby expressly waives:  (i) notice of Agent’s and Lenders’ acceptance of this Agreement; (ii) notice of the existence or creation or non-payment of all or any of the Obligations other than notices expressly provided for in this Agreement; (iii) presentment, demand, notice of dishonor, protest, and all other notices whatsoever other than notices expressly provided for in this Agreement; and (iv) all diligence in collection or protection of or realization upon the Obligations or any part thereof, any obligation hereunder, or any security for or guaranty of any of the foregoing.

(d)The guarantee of the Guarantor hereunder is a guarantee of payment and not of collection, and no setoff, counterclaim, reduction or diminution of any Obligation, or any defense of any kind or nature, except for payment in full, which the Guarantor has or may have against the Agent shall be available hereunder to the Guarantor against the Agent.  Without limiting the generality of the foregoing, the Guarantor hereby waives:  (i) any right to require the Agent as a condition of payment or performance by the Guarantor, (A) to proceed against the Borrower or any other Person, or (B) to resort to any other security or to pursue any other remedy in the power of the Agent whatsoever; (ii) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Guarantor including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Loan Documents or any Notes or any part thereof or by reason of the cessation of the liability of the Borrower from any cause other than payment in full; (iii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (iv) any defense based upon modification of the Loan Documents in any form whatsoever; (v) any defense based upon any right to deferral or modification of any of the Borrower’s obligations by reason of any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding; (vi) (A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Agreement and any legal or equitable discharge of the Guarantor’s obligations hereunder, (B) the benefit of any statute of limitations affecting the Guarantor’s liability hereunder or the enforcement hereof, (C) any rights to setoffs, recoupments and counterclaims, and (D) promptness, diligence and any requirement that the Agent protect, secure, perfect or insure any security interest or lien of any property subject thereto; (vii) any defense based on adequacy of consideration received for the guarantees contained in this Agreement; and (viii) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWER

UTSI FINANCE, INC.

By:	/s/ Jude M. Beres
Name:	Jude M. Beres
Title:	Secretary

Borrower’s Address for Notices:

12755 E. Nine Mile Road
Warren, MI 48089
Email: jberes@universallogistics.com

with a copy to:

Vistula PLC
100 Maple Park Boulevard, Suite 110
Saint Clair Shores, MI 48081
Email: lukas@vistulalaw.com

BORROWER

UTS REALTY, LLC

By:	/s/ Steven A. Fitzpatrick
Name:	Steven A. Fitzpatrick
Title:	Treasurer

Borrower’s Address for Notices:

12755 E. Nine Mile Road
Warren, MI 48089
Email: jberes@universallogistics.com

with a copy to:

Vistula PLC
100 Maple Park Boulevard, Suite 110
Saint Clair Shores, MI 48081
Email: lukas@vistulalaw.com

The following Persons are signatories to this Agreement in their capacity as Loan Parties, but not as Borrower.

GUARANTOR

APA HOLDINGS, LLC

By:	/s/ Steven A. Fitzpatrick
Name:	Steven A. Fitzpatrick
Title:	Secretary

Loan Parties’ Address for Notices:

12755 E. Nine Mile Road
Warren, MI 48089
Email: jberes@universallogistics.com

with a copy to:

Vistula PLC
100 Maple Park Boulevard Suite 110
Saint Clair Shores, MI 48081
Email: lukas@vistulalaw.com

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as Agent and a Lender

By:	/s/ Eric Hendrickson
J. Eric Hendrickson, Vice President

Agent’s Address for Notices:

Fifth Third Bank, National Association
Attn: J. Eric Hendrickson
One Woodward Avenue, 26th Floor
MD JOWBT1
Detroit, Michigan 48226

Email: jan.hendrickson@53.com

FIRST HORIZON BANK,
as Lender

By:	/s/ R. Keith Kirby
R. Keith Kirby, Senior Vice President

Agent’s Address for Notices:

First Horizon Bank
Attn: Keith Kirby
165 Madison Avenue, 10th Floor
Memphis, Tennessee 38103

Email: rkkirby@firsthorizon.com

KEYBANK NATIONAL ASSOCIATION
as Lender

By:	/s/ Scott Klingbeil
Scott Klingbeil, Vice President

Agent’s Address for Notices:

KeyBank National Association
Attn: Scott Klingbeil
127 Public Square – OH-01-27-0628
Cleveland, Ohio 44114

Email: scott_klingbeil@keybank.com

FLAGSTAR BANK, FSB
as Lender

By:	/s/ Kelly McConnell
Kelly McConnell, Vice President

Agent’s Address for Notices:

Flagstar Bank, FSB
Attn: Kelly McConnell
43850 Schoenherr Road
Sterling Heights, Michigan 48313

Email: Kelly.mcconnell@flagstar.com

FIRST MERCHANTS BANK
as Lender

By:	/s/ Dan Amos
Dan Amos, Vice President

Agent’s Address for Notices:

First Merchants Bank
Attn: Dan Amos
41656 Ann Arbor Rd E
Plymouth, Michigan 48170

Email: damos@FirstMerchants.com

ANNEX A
to
CREDIT AGREEMENT

FINANCIAL STATEMENTS -- REPORTING

Borrower shall deliver or cause to be delivered to Agent the following:

(a)Quarterly Financials.  To Agent, within 45 days after the end of each Fiscal Quarter (except for the last quarter of the Fiscal Year), balance sheets of the Parent and its Subsidiaries as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the quarter and fiscal year-to-date periods, all prepared on a consolidated basis, together with a consolidating schedule for the Lessors and each Co-Lessee (as defined in the Master Lease Agreement), in each case accordance with GAAP), in form and detail satisfactory to the Agent and certified by the Chief Financial Officer of Parent. Such financial information shall be accompanied by a statement in reasonable detail (each, a “Compliance Certificate”), with attachments contemplated thereunder, each in form and detail reasonably satisfactory to the Agent.

(b)Annual Audited Financials.  To Agent, within 90 days after the end of each Fiscal Year, within ninety (90) days after the end of each fiscal year of Parent, an annual audit report of Parent and its Subsidiaries for that year (which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period) prepared on a consolidated basis, together with a consolidating schedule for the Lessors and each Co-Lessee (as defined in the Master Lease Agreement), in each case in accordance with GAAP, with such consolidating schedules certified by an unqualified opinion of an independent public accountant satisfactory to the Agent, all in form and detail satisfactory to the Administrative Agent. Such financial information shall be accompanied by a Compliance Certificate with attachments contemplated thereunder, each in form and detail reasonably satisfactory to the Agent.

(c)Default Notices.  To Agent, as soon as practicable, and in any event within 5 Business Days after an executive officer of any Loan Party has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, written notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof.

(d)Supplemental Schedules.  To Agent, supplemental disclosures, if any, required by Section 4.6.

(e)Litigation.  To Agent in writing, promptly upon learning thereof, notice of any Litigation commenced or threatened against any Loan Party that (i) seeks damages in excess of $5,000,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any ERISA Plan, its fiduciaries or its assets or against any Loan Party or ERISA Affiliate in connection with any ERISA Plan, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any Law regarding, or seeks remedies in connection with, any Environmental Liabilities; or (vi) involves any product recall.

(f)Insurance Notices.  To Agent, disclosure of losses or casualties required by Section 4.4.

(g)Lease Default Notices.  To Agent, within 5 Business Days after receipt thereof, copies of any and all default notices received under or with respect to any Mortgaged Property, and such other notices or documents as Agent may reasonably request.

(h)Lease Amendments.  To Agent, within 5 Business Days after receipt thereof, copies of all material amendments to real estate leases governing a Mortgaged Property.

(i)Rate Contracts.  To Agent within 2 Business Days after entering into such agreement or amendment, copies of all interest rate, commodity or currency hedging agreements or amendments thereto entered into by any Loan Party and a counterparty other than Fifth Third.

(j)Other Documents.  Promptly following any request therefor, such other information regarding the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of  any Loan Party’s or any of its Subsidiaries’ business or financial condition as Agent or any Lender (through the Agent) shall, from time to time, reasonably request.

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ANNEX B
to
CREDIT AGREEMENT

Lender(s): Fifth Third Bank, National Association First Horizon Bank KeyBank National Association Flagstar Bank, FSB First Merchants Bank	Term Loan Commitment $47,850,000.00 $40,000,000.00 $35,000,000.00 $25,000,000.00 $17,500,000.00

Total Term Loan Commitment	$165,350,000

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APPENDIX A
to
CREDIT AGREEMENT

DEFINITIONS

“Advance” means any Term Loan.

“Affected Lender” has the meaning ascribed to it in Section 12.6(c) of the Agreement.

“Affiliate” means, with respect to any Person, each Person that Controls, is Controlled by or is under common Control with such Person; provided, however, that the term “Affiliate” shall specifically exclude Agent and each Lender.

“Agent” means Fifth Third Bank, National Association, in its capacity as administrative agent under the Loan Documents or its successor appointed pursuant to Section 11.12 of the Agreement.

“Agreement” means the Credit Agreement, dated as of the Closing Date, by and among Borrower, the other Loan Parties party thereto, Fifth Third, as Agent and the Lenders from time to time party thereto.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Applicable Margin” means, with respect to the Tranche Rate Loan portion of the Term Loan:  (i) if a SOFR Loan, 2.12% per annum, and (ii) if a Base Rate Loan, Prime Rate minus 2.00% per annum.

“Application Event” means the occurrence of (a) a failure by Borrower to repay all of the Obligations in full on the Termination Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 9.3(b) of the Agreement.

“Approved Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Arranger” means Fifth Third and First Horizon Bank, each in their capacity as Joint Lead Arrangers under the Agreement.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union,

the implementing Law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product” means any of the following products, services or facilities extended to any Loan Party from time to time by Agent, any Lender or any of Affiliate of Agent or any Lender or any Person who was Agent, a Lender or an Affiliate of Agent or a Lender at the time it provided such products, services or facilities:  (a) any services in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox services, stop payment services, and other treasury management services; (b) commercial credit card and merchant card services; and (c) other banking products or services as may be requested by any Loan Party, other than Rate Contracts; provided, that no such products, services or facilities provided by any Lender (other than any Lender that is also Agent or an Affiliate of Agent) or any of its respective Affiliates shall be deemed to be “Bank Products” hereunder until Agent has been notified in writing by the applicable Lender thereof.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Base Rate” means a variable per annum rate, as of any date of determination, equal to the Prime Rate.  The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Fifth Third may make commercial loans or other loans at rates of interest at, above or below the Base Rate.  Any change in the Base Rate shall be effective for purposes of this Agreement on the date of such change without notice to Borrower.

“Base Rate Loans” means Advances that accrue interest by reference to the Base Rate, in accordance with the terms of the Agreement.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Blocked Person” means any Person:  (a) listed in the annex to, or otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower” has the meaning ascribed thereto in the preamble to the Agreement.

“Borrower’s Account” means the account specified on the signature pages hereof below Borrower’s name into which all Advances shall, absent other written instructions, be made, or such other account as Borrower may specify by written notice to Agent from time to time.

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“Business Day” means (a) with respect to all notices and determinations, including Interest Payment Dates, in connection with the Tranche Rate or Daily Simple SOFR, any day that commercial banks in New York, New York are required by law to be open for business and that is a U.S. Government Securities Business Day, which means any day other than a Saturday, Sunday, or day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities and (b) in all other cases, any day on which commercial banks in Cincinnati, Ohio are required by Law to be open for business; provided that, notwithstanding anything to the contrary in this definition of “Business Day”, at any time during which a Rate Contract with any Lender Party is then in effect with respect to all or a portion of the Obligations, then the definitions of “Business Day” and “Banking Day”, as applicable, pursuant to such Rate Contract shall govern with respect to all applicable notices and determinations in connection with such portion of the Obligations arising under such Rate Contract. Periods of days referred to in the Loan Documents will be counted in calendar days unless Business Days are expressly prescribed.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease or a finance lease on a balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Cash Equivalents” means cash equivalents as determined in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Change in Law” means the occurrence, after the date of the Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any event, transaction or occurrence as a result of which (a) Parent ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of Borrower, (b) Borrower ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of any of its Subsidiaries, or (c) either of the following:  (1) the occurrence of any event (whether in one or more transactions) which results in a transfer of Control of Parent to a Person other than the Moroun Family Shareholders, or (2) the occurrence of any event (whether in one or more transactions) which results in the Moroun Family Shareholders failing to own, directly or indirectly, at least fifty‑one percent (51%) of the outstanding shares of capital Stock of Parent.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental Taxes (including Taxes owed to the PBGC at the time due and payable), levies, assessments,

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charges, Liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Loan Party, (d) any Loan Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Loan Party’s business.

“Closing Agenda” means the Closing Agenda dated as of the date of this Agreement, as prepared by Agent’s counsel.

“Closing Date” means April 29, 2022.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of Michigan; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of Law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Michigan, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the property covered by the Mortgages and the other Collateral Documents and any other property, real or personal, tangible or intangible, whether now owned or existing or hereafter acquired or arising, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations, but specifically excluding the Excluded Property.

“Collateral Documents” means the Guaranty, the Mortgages, and all other agreements heretofore, now or hereafter entered into in favor of Agent or any Lender guarantying payment of, or granting a Lien upon property as security for payment of, the Obligations.

“Combined EBITDA” has the meaning given to such term in the Existing Credit Agreement, including the definitions that are incorporated into such definition.

“Commitments” means the Term Loan Commitments.  “Commitment” means, when used with reference to a particular Lender, the Term Loan Commitment of such Lender, or any combination thereof (as the context requires). The aggregate principal amount of all Commitments as of the Closing Date is $165,350,000.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” has the meaning ascribed to it in Annex A to the Agreement.

“Conforming Changes” means, with respect to the use, administration of, or any conventions associated with the Tranche Rate, Daily Simple SOFR or any proposed Successor Rate, as applicable, any changes to the terms of this Agreement related to the timing, frequency, and methodology of determining rates and making payments of interest, including changes to the definition of Business Day, lookback periods or observation shift, prepayments, and borrowing, conversion, or continuation notices, and other technical, administrative, or operational matters, as may be appropriate, in the discretion of the Agent, to reflect the adoption and implementation of such applicable rate and to permit the administration

4

thereof by the Agent in an operationally feasible manner and, to the extent feasible, consistent with market practice.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person:  (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Rate Contracts; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guarantied or otherwise supported or, if not a fixed and determined amount, the maximum amount so guarantied or supported.

“Contracts” means all rights, titles and interests of each Loan Party in such Loan Party’s “contracts,” as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Loan Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Loan Party: (a) all copyrights, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Cure Amount” has the meaning given to such term in the Existing Credit Agreement, including the definitions that are incorporated into such definition.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate of interest  adjusted for reserves if Agent is required to maintain reserves with respect to relevant advances) per annum equal to the greater of (a) SOFR for the day (such day “i”) that is five U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator) on the administrator’s website (or any successor source for the secured overnight financing rate identified as such by the administrator), and (b) the Floor; provided that, at any time during which a Rate Contract with a Lender is then in effect with respect to all or a portion of the Obligations, the Floor shall be disregarded and no longer of any force and effect with respect to such portion of the Obligations subject to such Rate Contract.  If by 5:00 pm (New York City time) on the second U.S. Government Securities Business Day immediately

5

following any day “i”, the SOFR in respect of such day “i” has not been published on the administrator’s website, then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the on the administrator’s website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three consecutive SOFR Rate Days.  Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to Borrower.

“Daily Simple SOFR Loan” means Advances that accrue interest at a rate based on Daily Simple SOFR.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 2.3(c) of the Agreement.

“Defaulting Lender” means, subject to Section 2.11(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified Borrower or Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Agent or Borrower, to confirm in writing to Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Event, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) upon delivery of written notice of such determination to Borrower, each L/C Issuer, each Swing Line Lender, and each Lender.

“Documents” means all rights, titles and interests of each Loan Party in such Loan Party’s “documents,” as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, wherever located.

“Dollars” or “$” means lawful currency of the United States of America.

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“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person, a Loan Party or an Affiliate of a Loan Party) approved by (i) Agent (such approval not to be unreasonably withheld), and (ii) unless an Event of Default has occurred and is continuing, Borrower (such approval not to be unreasonably withheld, and shall be deemed provided unless expressly withheld by Borrower within 10 Business Days of request therefor); provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower, or any of Borrower’s or Parent’s Affiliates or Subsidiaries.

“Eligible Swap Counterparty” means Agent, any Affiliate of Agent, any Lender and/or any Affiliate of any Lender that (a) at any time it occupies such role or capacity (whether or not it remains in such capacity) enters into (or has entered into), at the time such Person (or such Person’s Affiliate) becomes a Lender under the Agreement, a Rate Contract permitted hereunder with Borrower or any Subsidiary of Borrower and (b) in the case of a Lender or an Affiliate of a Lender (other than an Affiliate of Agent), maintains a reporting system acceptable to Agent with respect to Rate Contract exposure and agrees with Agent to provide regular reporting to Agent in form and substance reasonably satisfactory to Agent, with respect to such exposure.  In addition thereto, any Affiliate of a Lender shall, upon Agent’s request, execute and deliver to Agent a letter agreement pursuant to which such Affiliate designates Agent as its agent and agrees to share, pro rata, all expenses relating to liquidation of the Collateral for the benefit of such Affiliate.

“Environmental Laws” means all applicable federal, state, local and foreign Laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).  Environmental Laws include CERCLA; the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.); and the National Resources and Environmental Protection Act being Act 451 of the Michigan Public Acts of 1994, as amended, and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural

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resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all rights, titles and interests of each Loan Party in such Loan Party’s “equipment,” as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, wherever located and, in any event, including all such Loan Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded Software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Loan Party, any trade or business (whether or not incorporated) that, together with such Loan Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to any Loan Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Loan Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Loan Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Loan Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan’s qualification or tax exempt status; or (j) the termination of an ERISA Plan described in Section 4064 of ERISA.

“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Loan Party maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the IRC or Title IV of ERISA,

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to which Borrower or any ERISA Affiliate may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding 5 years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning ascribed to it in Section 9.1 of the Agreement.

“Excluded Property” means, collectively, (i) any permit, license or contractual obligation entered into by any Loan Party (x) to the extent that any such permit, license or contractual obligation or any requirement of Law applicable thereto prohibits the creation of a Lien thereon (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity), (y) which would be abandoned, invalidated, or unenforceable as a result of the creation of a Lien in favor of the Agent (other than to the extent that any such consequences set forth in in this clause (y) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity), or (z) to the extent that the creation of a Lien in favor of Agent would result in a breach or termination pursuant to the terms of or a default under any such permit, license or contractual obligation (other than to the extent that any such consequences set forth in this clause (z) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity); (ii) property owned by any Loan Party that is subject to a purchase money Lien or a Capital Lease if the contractual obligation pursuant to which such Lien is granted (or in the document providing for such Capital Lease) prohibits or requires the consent of any Person other than a Loan Party or its Affiliates which has not been obtained as a condition to the creation of any other Lien on such equipment; (iii) any “intent to use” Trademark applications for which a statement of use has not been filed (but only until such statement is filed); and (iv) any property subject to a Lien granted under the Existing Credit Agreement.

“Excluded Swap Obligation” means, with respect to any Person that has guarantied a Swap Obligation, including the grant of a Lien to secure the guaranty of such Swap Obligation, any Swap Obligation if, and to the extent that, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such Lien becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Swap Obligation or security interest is or becomes illegal.

“Excluded Taxes” mean any of the following Taxes imposed on or with respect to Agent, any Lender or any other recipient of a payment under any Loan Document or required to be withheld or deducted from a payment to such recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes in each case, (i) by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office or, in the case of any Lender in which its applicable lending office is located or (ii) that are Other Connection Taxes; (b) in the case of a Foreign Lender, any United States federal withholding Tax that is imposed on amounts payable to or for the account of such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office, other than a designation made at the request of any Loan

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Party), except to the extent that such Foreign Lender (or its assignor or seller of a participation, if any) was entitled, immediately before such Foreign Lender became a party hereto or designated a new lending office (or assignment or sale of a participation), to receive additional amounts from Loan Parties with respect to such withholding tax pursuant to Section 2.9(a) of the Agreement; (c) any United States federal withholding Taxes that would not have been imposed but for such recipient’s failure to comply with Section 2.9(c) of the Agreement, and (d) any United States federal withholding Taxes imposed under FATCA.

“Executive Order No. 13224” means Executive Order No. 13224 (effective September 24, 2001).

“Existing Credit Agreement” means the Credit and Security Agreement dated as of November 27, 2018, by and among Universal Management Services, Inc., the other Borrowers named therein, the Lenders named therein, and Key Bank National Association, as administrative agent, as amended on or prior to the date of this Agreement.

“Existing Credit Agreement Borrowers” has the meaning given to term “Borrowers” in the Existing Credit Agreement.  The Existing Credit Agreement Borrowers are Affiliates of the Borrowers.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of the Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any intergovernmental agreements entered into by the United States with respect thereto, current or future regulations or official interpretations thereof, in each case implementing such IRC Sections, and any agreement entered into pursuant to Section 1471(b)(1) of the IRC.

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee Letter” means that certain fee letter, dated as of September 24, 2021, between Fifth Third and Borrower with respect to certain Fees to be paid from time to time by Borrower to Fifth Third.

“Fees” means any and all fees payable to Agent or any Lender pursuant to the Agreement, the Fee Letter or any of the other Loan Documents.

“Fifth Third” means Fifth Third Bank, National Association.

“Fifth Third Lease Documents” means, collectively, any lease, lease contract, lease agreement, master lease, sublease, schedule or other document or agreement executed by any Person evidencing, governing, guarantying or securing any of the Fifth Third Lease Obligations, and “Fifth Third Lease Document” means any one of the Fifth Third Lease Documents; in each case as now in effect or as at any time after the date of the Agreement amended, modified, supplemented, restated, or otherwise changed and any substitute or replacement agreements, instruments, or documents accepted by Fifth Third or an Affiliate of Fifth Third.

“Fifth Third Lease Obligations” means any and all liabilities, obligations and other Indebtedness of any Loan Party owed to Fifth Third, Fifth Third Equipment Finance Company, or any other

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Affiliate of Fifth Third Bancorp of every kind and description, whether now existing or hereafter arising, including those owed by any Loan Party to others and acquired by Fifth Third or any Affiliate of Fifth Third Bancorp, by purchase, assignment or otherwise, whether direct or indirect, primary or as guarantor or surety, absolute or contingent, liquidated or unliquidated, matured or unmatured, related or unrelated, and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in each case arising out of, pursuant to, in connection with or under any lease or other transfer of the right to possession and use of goods for a term in return for consideration.

“Financial Covenants” means the financial covenants set forth in Section 6 of this Agreement.

“Financial Statements” means the consolidated income statements, statements of cash flows and balance sheets of Parent and its Subsidiaries delivered in accordance with Section 7.1 and Annex A to the Agreement.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“Fiscal Month” means any of the monthly accounting periods of the Loan Parties.

“Fiscal Quarter” means any of the quarterly accounting periods of the Loan Parties, ending on (i) the last Saturday of the thirteenth (13th), twenty-sixth (26th), and thirty-ninth (39th) Saturday of each year and (ii) December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of the Loan Parties ending on December 31 of each year.

“Fixed Charge Coverage Ratio” has the meaning given to such term in the Existing Credit Agreements including the definitions that are incorporated into such definition.

“Fixtures” means all rights, titles and interests of each Loan Party in such Loan Party’s “fixtures” as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, wherever located.

“Floor” has the meaning given to such term in the definition of “Tranche Rate”.

“Foreign Lender” has the meaning ascribed to it in Section 2.9(c) of the Agreement.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Goods” means all rights, titles and interests of each Loan Party in such Loan Party’s “goods” as defined in the Code, whether now owned or existing or hereafter acquired or arising, wherever located, including embedded software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

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“Guarantor” means APA Holdings, LLC, a Michigan limited liability company, and each other Person, if any, that guaranties any of the Obligations after the Closing Date.

“Guaranty” by any Person, means any obligation, contingent or otherwise, of such Person directly or indirectly guarantying any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligations, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, that the term Guaranty shall not include endorsement for collection or deposit in the ordinary course of business.  The term “Guaranty” used as a verb has a corresponding meaning.

“Hazardous Material” means (a) any “hazardous substance” as defined in CERCLA, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, (c) asbestos, (d) polychlorinated biphenyls, (e) petroleum, its derivatives, by products and other hydrocarbons, (f) mold, and (g) any other pollutant, toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.

“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“Indebtedness” means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property, but excluding obligations to trade creditors incurred in the ordinary course of business (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Base Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Stock in such Person or any other Person or any warrant, right or option to acquire such Stock, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (i) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (j)  earnouts and to the extent required to be reflected as a liability on the balance sheet in accordance with GAAP, and (k) the Obligations.

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“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning ascribed to it in Section 10.2 of the Agreement.

“Insolvency Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided, that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

“Interest Payment Date” means, all as determined by Agent in accordance with the Loan Documents and Agent’s loan systems and procedures periodically in effect: (a) as to any Base Rate Loan, the first Business Day of each month, (b) as to any Daily Simple SOFR Loan, on the date described in Section 2.5(c)(ii), and (c) as to any Tranche Rate Loan (Term SOFR), the last day of the applicable Interest Period; provided that, in addition to the foregoing, each of (x) the date upon which all of the Advances have been paid in full and (y) the Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.

“Interest Period” means, with respect to any Tranche Rate Loan, a period commencing on the date of such Tranche Rate Loan and ending on the numerically corresponding day in the calendar month that is one month thereafter (or a shorter or longer period for the first Interest Period in order for the period to align with the first Principal Payment Date) determined by Agent in accordance with the Agreement and Agent’s loan systems and procedures periodically in effect, including in accordance with the following terms and conditions, as applicable:

(a)in the case of immediately successive Interest Periods with respect to a continued Tranche Rate Loan, each successive Interest Period shall commence on the day on which the immediately preceding Interest Period expires, with interest for such day to be calculated based upon the interest rate in effect for the new Interest Period;

(b)if an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided that, if the next succeeding Business Day falls in a new month, such Interest Period shall end on the immediately preceding Business Day; and

(c)if any Interest Period begins on a Business Day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then the Interest Period shall end on the last Business Day of the calendar month ending at the end of such Interest Period.

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“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), including any transfer of assets pursuant to statutory division, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Property” means all rights, titles and interests of each Loan Party in such Loan Party’s “investment property” as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, wherever located, including (a) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (b) all securities entitlements of any Loan Party, including the rights of such Loan Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (c) all securities accounts of any Loan Party; (d) all commodity contracts of any Loan Party; and (e) all commodity accounts held by any Loan Party.

“IRC” means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions or the 2021 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Law” and “Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, guidance, guidelines, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect.

“Lender Parties” means, collectively, each Lender, each provider of Bank Products and each provider of Rate Contracts.

“Lenders” means each of (a) each Person party hereto as a lender (including the Term Loan Lenders), (b) each other Eligible Assignee that becomes a party hereto pursuant to Section 12.6 of the Agreement, and (c) the respective successors of each of the foregoing, and “Lenders” means all of the foregoing.  In addition to the foregoing, solely for the purpose of identifying the Persons entitled to share in payments and collections from the Collateral as more fully set forth in the Agreement and the Collateral Documents, the term “Lender” shall include Eligible Swap Counterparties and any provider of Bank Products.  In connection with any such distribution of payments and collections, Agent shall be entitled to assume that no amounts are due to any Eligible Swap Counterparty or provider of Bank Products in respect of Rate Contracts, other Swap Contracts or Bank Products unless such Eligible Swap Counterparty or provider of Bank Products has notified Agent of the amount of any such liability owed to it prior to such distribution.

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“Leverage Ratio” has the meaning given to such term in the Existing Credit Agreement, including the definitions that are incorporated into such definition.

“Leverage Ratio Step-Up Period” has the meaning given to such term in the Existing Credit Agreement, including the definitions that are incorporated into such definition.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Loan Party.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease (other than an Operating Lease), or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable Law of any jurisdiction).

“Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.

“Loan Account” has the meaning ascribed to it in Section 2.7 of the Agreement.

“Loan Documents” means, collectively, the Agreement, the Collateral Documents, the Fee Letter, the Notes, the Fifth Third Lease Documents, each agreement entered into in respect of Bank Products, each Rate Contract with an Eligible Swap Counterparty, and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby.  Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, amendments and restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, Borrower and each Guarantor and “Loan Party” means any of Borrower or any Guarantor.

“Mandatory Real Estate Sale Prepayment Amount” has the meaning ascribed to it in Section 2.2(a) of the Agreement.

“Margin Stock” has the meaning ascribed to it in Regulation U of the Federal Reserve Board.

“Master Lease Agreement” means the Master Lease Agreement dated as of April 29, 2022 among the Loan Parties.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial or other condition of the Loan Parties taken as a whole, (b) Borrower’s ability, taken as a whole, to pay any of the Advances or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens, or (d) Agent’s or any Lender’s rights and remedies under the Agreement and the other Loan Documents.

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“Material Contracts” has the meaning ascribed to it in Section 3.16 of the Agreement.

“Maximum Lawful Rate” has the meaning ascribed to it in Section 2.3(d) of the Agreement.

“Moroun Family Shareholders” means Nora M. Moroun, Matthew T. Moroun, Lindsay S. Moroun, Matthew J. Moroun, and their respective estates and trusts for their respective benefit or for the benefit of their respective spouses or lineal descendants.

“Mortgaged Properties” means the real properties listed on Appendix B to this Agreement, collectively, and “Mortgaged Property” means each real property listed on Appendix B to this Agreement, individually.

“Mortgages” means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate Collateral Documents delivered by any Loan Party to Agent, on behalf of itself and Lenders, with respect to the Mortgaged Properties, all in form and substance reasonably satisfactory to Agent.

“Multiemployer Plan” means a multiemployer plan, that is intended to meet the definition set forth in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate may have any liability.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Note” has the meaning given to it in Section 2.12 of the Agreement.

“Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Loan Party to Agent, any Lender, the Swing Line Lender or the L/C Issuer, or any Affiliate of Agent, any Lender, the Swing Line Lender or the L/C Issuer, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether direct or indirect (including acquired by assignment), related or unrelated, absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, and whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under the Agreement, any of the other Loan Documents, any Rate Contracts entered into with any Eligible Swap Counterparty and all agreements entered into in respect of Bank Products.  The term “Obligations” includes all principal, interest, Fees, expenses, attorneys’ fees and any other sum chargeable to any Loan Party under, or arising out of, the Agreement, any of the other Loan Documents or any agreement entered into in respect of Bank Products, all Fifth Third Lease Obligations, and all Rate Contract Obligations (including all amounts that accrue after the commencement of any case or proceeding by or against any Loan Party in bankruptcy, whether or not allowed in such case or proceeding).  Notwithstanding the foregoing, “Obligations” of a Guarantor shall not include Excluded Swap Obligations with respect to such Guarantor.

“OFAC” has the meaning ascribed to it in Section 3.12(b) of the Agreement.

“Operating Lease” means all real or personal property leases under which any Person is bound or obligated as a lessee or sublessee and which, under GAAP, are not required to be capitalized on a balance sheet of such Person; provided that Operating Lease shall not include any such lease under which such Person is also bound as the lessor or sublessor.

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“Ordinary Course of Business” means, in respect of any transaction involving any Loan Party, the ordinary course of such Loan Party’s business, as conducted by such Loan Party in accordance with past practices.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement).

“Other Connection Taxes” means with respect to any recipient of a payment under the Agreement or any Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced the Agreement or other Loan Document, or sold or assigned an interest in any Obligation, the Agreement or other Loan Document).

“Other Taxes” means all present or future stamp, transfer, excise, value added, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, other than Other Connection Taxes that are imposed on an assignment by a Lender after the date hereof, other than any assignment made at the request of any Loan Party or following an Event of Default under Section 9.1(a), (h), (i) or (k) of the Agreement.

“Parent” means Universal Logistics Holdings, Inc., a Michigan corporation.

“Participant” has the meaning ascribed to it in Section 12.6(b) of the Agreement.

“Participant Register” has the meaning ascribed to it in Section 12.6(b) of the Agreement.

“Patent License” means rights under any written agreement now owned or hereafter acquired by any Loan Party granting any right with respect to any invention on which a Patent is in existence.

“Patents” means all of the following in which any Loan Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations in part or extensions thereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means an ERISA Plan described in Section 3(2) of ERISA.

“Permits” has the meaning ascribed to it in Section 3.1 of the Agreement.

“Permitted Contest” means a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate

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provision, if any, as shall be required in conformity with GAAP shall have been made; provided, that compliance with the obligation that is the subject of such contest is effectively stayed during such challenge.

“Permitted Discretion” means a determination made in good faith and in the exercise (from the perspective of a secured asset-based lender) of commercially reasonably business judgment.

“Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 4.2(b) of the Agreement; (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability Laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Loan Party is a party as lessee made in the Ordinary Course of Business; (d) statutory Liens, including workers’, mechanics’  or similar Liens arising in the Ordinary Course of Business, so long as such Liens do not in the aggregate materially detract from the value of a Loan Party’s property or assets or materially impair the use thereof in the operation of its business; (e) landlords’, carriers’, warehousemen’s, suppliers’ or other similar possessory Liens arising in the Ordinary Course of Business and securing liabilities that are not yet due and payable (unless such liabilities are being contested in good faith by appropriate proceedings and appropriate reserves have been established in accordance with GAAP); (f) cash deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Loan Party is a party; (g) any attachment or judgment Lien not constituting an Event of Default under Section 9.1(j) of the Agreement; (h) zoning restrictions, easements, licenses, or other restrictions on the use of any Mortgaged Property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Mortgaged Property; (i) purchase money Liens on fixed assets securing Capital Lease Obligations, provided that such Liens are limited to the purchase price and only attach to the property being acquired; (j) Liens arising by virtue of the rendition, entry or issuance against any, or any property of any Company, of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default; and (k) presently existing or hereafter created Liens in favor of Agent, on behalf of the Secured Parties.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Prime Rate” means, as of any date, the greater of: (a) 3.00% or (b) the rate which Fifth Third publicly announces, publishes or designates from time to time as its index rate or prime rate, or any successor rate thereto, in effect at its principal office.  Such rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Fifth Third may make commercial loans or other loans at rates of interest at, above or below its index rate or prime rate.

“Principal Payment Date” means, with respect to the Term Loan, all as determined by Agent in accordance with the Loan Documents and Agent’s loan systems and procedures periodically in effect: (a) the first Business Day of each month to occur while the Term Loan is outstanding, and (b) the Termination Date.

“Prior Lender” means Flagstar Bank, F.S.B., a federally chartered savings bank, and KeyBank National Association, a national banking association, collectively.

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“Prior Lender Obligations” means those obligations owing to the Prior Lender and set forth in the payoff letters identified in the Closing Agenda and furnished by each Prior Lender to a Loan Party and Agent not less than two Business Days prior to the Closing Date.

“Proceeds” means all “proceeds,” as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Loan Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Loan Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any recoveries by any Loan Party against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (d) all amounts collected on, or distributed on account of, other Collateral, and (e) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

“Pro Rata Share” means, with respect to all matters relating to any Lender the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Term Loan held by that Lender, by (ii) the outstanding principal balance of the Term Loan held by all Lenders.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Plan” means an ERISA Plan that is intended to be tax qualified under Section 401(a) of the IRC.

“Rate Contract” means any agreement, device or arrangement providing for payments which are related to fluctuations of commodities, currencies, or interest rates, exchange rates, forward rates, or equity prices, including Dollar denominated or cross currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including any ISDA Master Agreement (including the Existing ISDA), and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

“Rate Contract Obligations” means any and all obligations of a Loan Party to an Eligible Swap Counterparty, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under or in connection with (a) any and all Rate Contracts between a Loan Party and an Eligible Swap Counterparty, and (b) any and all cancellations, buy-backs, reversals, terminations or assignments of any such Rate Contract, including the Existing Rate Contract Obligations.

“Real Estate Deliverables” means each of the following agreements, instruments and other documents in respect of each premises in form and substance reasonably satisfactory to Agent:

(a)	a Mortgage duly executed by the applicable Loan Party,

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(b)

evidence of the recording of such Mortgage in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of Agent and Lenders thereunder;

(c)

a Title Insurance Policy or bring-down of the existing Title Insurance Policy with respect to such Mortgage, dated as of the Closing Date or the date on which such Mortgage is required to be delivered pursuant to the Agreement, as applicable;

(d)

a current ALTA survey and a surveyor’s certificate, in form and substance satisfactory to Agent, certified to Agent and to the Title Company that issued the Title Insurance Policy with respect thereto by a licensed professional surveyor satisfactory to Agent;

(e)	flood insurance documentation (and, as applicable, evidence of flood insurance) with respect to such real estate in form and substance reasonably satisfactory to Lenders;
(f)	an appraisal in compliance with FIRREA;
(g)

an opinion of counsel, satisfactory to Agent, in the state where such premises is located with respect to the enforceability of the Mortgage to be recorded and such other matters as Agent may reasonably request;

(h)

Phase I Environmental Site Assessments (and, if requested by Agent, Phase II Environmental Site Assessments) with respect to such real property, certified to Agent by a company reasonably satisfactory to Agent (together with a duly executed reliance letter from such company);

(i)	environmental indemnity agreements satisfactory to Agent;
(j)	a property condition report satisfactory to Agent;
(k)	property and liability insurance satisfactory to Agent; and
(l)	such other agreements, instruments and other documents (including guarantees and subordination and non-disturbance agreements) as Agent may reasonably require.

“Register” has the meaning ascribed to it in Section 12.6(a)(iii) of the Agreement.

“Refinancing” means the repayment in full by Borrower of the Prior Lender Obligations on the Closing Date.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, manager, member, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article VIII) and other consultants and agents of or to such Person or any of its Affiliates.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

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“Remittances” means all checks, drafts, money orders, and other items and all cash, electronic transfers, and other remittances of every kind due a Loan Party on its Accounts or other Collateral.

“Replacement Lender” has the meaning ascribed to it in Section 12.6(c) of the Agreement.

“Required Lenders” means Lenders having more than 50% of the aggregate outstanding amount of the Term Loan held by all Lenders.

“Responsible Officer” means any of the Chief Executive Officer, Chief Financial Officer or any other officer of Borrower designated by Borrower and acceptable to Agent.

“Restricted Payment” means, with respect to any Loan Party or Subsidiary (a) the declaration or payment of any dividend or distribution or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Loan Party’s or Subsidiary’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Loan Party or Subsidiary now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Loan Party’s or Subsidiary’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Loan Party or Subsidiary other than payment of compensation in the Ordinary Course of Business to Stockholders who are employees of such Loan Party or Subsidiary; and (g) any transfer or other distribution of property to any Person other than a Loan Party pursuant to a statutory division.

“Sanctions” has the meaning ascribed to it in Section 3.12(b) of the Agreement.

“Scheduled Unavailability Date” has the meaning ascribed to it in Section 2.5(c) of the Agreement.

“SDN List” has the meaning ascribed to it in Section 3.12(b) of the Agreement.

“Secured Parties” means each of, and collectively, (a) Agent, (b) the Lenders, and (c) each Affiliate of the Agent or any Lender with respect to Bank Products and/or Rate Contract Obligations pursuant to, and in accordance with, the terms of the Agreement.

“Settlement Date” has the meaning ascribed to it in Section 11.13(a)(ii) of the Agreement.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate published by the Federal Reserve Bank of New York (or a successor administrator) on the administrator’s website (or any successor source for the secured overnight financing rate identified as such by the administrator) at approximately 2:30 p.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Loan” means, as applicable, a Daily Simple SOFR Loan or a Tranche Rate Loan.

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“SOFR Rate” means Daily Simple SOFR or Term SOFR, as applicable.

“Software” means all rights, titles and interests of each Loan Party in such Loan Party’s “software” as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” is an area identified by the United States Federal Emergency Management Agency as an area with a special flood or mudflow, and/or flood related erosion hazard.

“Spread Adjustment” means a mathematical or other adjustment to an alternate benchmark rate selected pursuant to Section 2.5(c) of the Agreement and such adjustment may be positive, negative, or zero subject to the specific Spread Adjustments set forth in Section 2.5(c).

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests, units or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.  Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Loan Party.

“Successor Rate” shall mean any successor index rate determined pursuant to Section 2.5(c) from time to time.

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“Swap Contract” means any “swap agreement” as defined in Section 101 of the Bankruptcy Code.

“Swap Obligation” means any obligation in respect of a Swap Contract that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, as amended from time to time.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning given in Section 2.1 of the Agreement.

“Term Loan Commitment” means (a) as to any Lender, such Lender’s obligation to make the Term Loan, or a portion thereof as set forth on Annex B to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Term Loan, which aggregate commitment shall be $165,350,000 on the Closing Date, as such amount may be increased, reduced or adjusted, if at all, from time to time in accordance with the Agreement and which aggregate commitment shall terminate on the Closing Date in accordance with the terms of the Agreement.

“Term Loan Lender” means: (a) on the date hereof, each Lender having Term Loan Commitments on Annex B and (b) thereafter, each Lender from time to time holding the Term Loan, or a portion thereof, after giving effect to any assignments thereof permitted by the terms of the Agreement.

“Term SOFR” means, with respect to a Tranche Rate Loan for any Interest Period, the forward-looking SOFR rate administered by CME Group, Inc. (or other administrator selected by the Agent) and published on the applicable Bloomberg LP screen page (or such other commercially available source providing such quotations as may be selected by the Agent), fixed by the administrator thereof two Business Days prior to the commencement of the applicable Interest Period (provided, however, that if Term SOFR is not published for such Business Day, then Term SOFR shall be determined by reference to the immediately preceding Business Day on which such rate is published), rounded upwards, if necessary, to the next 1/8th of 1% and adjusted for reserves if Agent is required to maintain reserves with respect to the relevant Advances, all as determined by Agent in accordance with this Agreement and Agent’s loan systems and procedures periodically in effect.

“Termination Date” means the earliest of (a) April 29, 2032, and (b) date on which (i) the Advances have been indefeasibly repaid in full, and (ii) all other Obligations under the Agreement and the other Loan Documents have been completely discharged.

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that any Loan Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Loan Party granting any right to use any Trademark.

“Trademarks” means all of the following now owned or hereafter adopted or acquired by any Loan Party: (a) all trademarks, trade names, corporate (and, as applicable, limited liability company) names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature

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(whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Tranche Rate” means, with respect to any Interest Period, the greater of (a) 0% (the “Floor”), provided that, at any time during which a Rate Contract with a Lender is then in effect with respect to all or a portion of the Obligations, the Floor shall be disregarded and no longer of any force and effect with respect to such portion of the Obligations subject to such Rate Contract, and (b) Term SOFR relating to quotations for 1 month.  Each determination by Agent of the Tranche Rate shall be conclusive and binding in the absence of manifest error.  Notwithstanding anything to the contrary contained in the Agreement, at any time during which a Rate Contract with any Lender Party is then in effect with respect to all or a portion of the Obligations bearing interest based upon the Tranche Rate, the provision that rounds up the Tranche Rate to the next 1/8th of 1% shall be disregarded and no longer of any force and effect with respect to all of the Obligations.

“Tranche Rate Loans” means any Advances that accrue interest by reference to the Tranche Rate for an Interest Period elected by Borrower in accordance with the terms of the Agreement.  For purposes of clarification, “Tranche Rate Loans” includes such Tranche Rate Loans as have been converted into Base Rate Loans and/or a Daily Simple SOFR Loan pursuant to the terms of this Agreement, as the context indicates.

“Tranche Rate Replacement Date” has the meaning ascribed to it in Section 2.5(c) of the Agreement.

“Universal Group” has the meaning given to such term in the Existing Credit Agreement, including the definitions that are incorporated into such definition.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the IRC.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act, Title III of Pub. L. 107-56 signed into law October 26, 2001).

“Wholly-Owned Subsidiary” of a Person means any Subsidiary of such Person, all of the Stock of which (other than directors’ qualifying shares required by law) are owned by such Person, either directly or through one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

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APPENDIX B

MORTGAGED PROPERTIES

15 N. Hackensack Avenue, Kearny, NJ 07032

14575 Innovation Drive, Riverside, CA 92518

449 Long Point Road, Mount Pleasant, SC 29464

120 East 700 South, Clearfield, UT

1535 Webster Street, Gary, IN

16 Industry Drive, Albany, MO

250 East 167th Street, Harvey, IL

2700 Transport Road, Cleveland, OH

2950 International Street, Columbus, OH

4001 Collins Lane, Louisville, KY

4014 Outland Road, Memphis, TN

5 Willow Springs Circle, York, PA

50 Illinois Avenue, Cincinnati, OH

510 Wando Lane, Mount Pleasant, SC

6052 Commerce Court, Garden City, GA

7800 East Little York, Houston, TX

1091 Mosside Boulevard, Wall, PA

9220 S. Central Expressway, Dallas, TX

28925 Ecorse Road, Romulus, MI 48174

4440 Wyoming, Dearborn, MI 48126

4220 Wyoming, Dearborn, MI 48126

12755 E. Nine Mile Road, Warren, MI 48089